               SkyWay Communications Holding Corp. and Subsidiary

                         Preliminary Indication of Value

                                      As Of

                                  July 31, 2004

                                  CONFIDENTIAL

* An Estimate of Value is Designated "Preliminary" when a Material Portion of the Value is Dependent Upon Future Estimates which have not been proven through
Historical Performance

EXECUTIVE SUMMARY

Mr. James Kent and Mr. Brent Kovar     YEAR FOUNDED: 2000

SkyWay Communications                  INDUSTRY: In-Flight Broadband Communications

6021 SkyWay Center, 142nd North        STAGE: Growth

Clearwater, FL  33760                  WEBSITE: www.skywayaircraftsecurity.com

BUSINESS: SkyWay's focus includes in-flight wireless Homeland Security and
In-flight Entertainment (IFE) services. The Company's mission is to leverage its technology leadership and structural cost advantages in order to define and lead the worldwide In-flight Broadband Communications (IBC) market. SkyWay plans to generate profits from both the sale and installation of IBC equipment, and from the recurring network service that the Company provides. SkyWay is a publicly traded "C" Corporation.

PRODUCTS: The Company supplies broadband network communications - with a nationwide coverage infrastructure for both government and civilian applications
- to a wide variety of airborne customers. The SkyWay network is enabling technology that provides an increase in the speed of data transmission to in-flight aircraft at a never before seen speed, and at a lower cost.

MARKETING:

                        SkyWay   Printed   PowerPoint   Standard    Custom  Co-Marketing
Audience                Website  Brochure Presentation  Proposal   Proposal   Program      Sale Type

Commercial Airlines        *        *          *                     *                     Consultative

Commercial Airline                                                              *          Online
Passengers

Fractional Ownership       *        *          *                     *                     Consultative
Companies

Government/Military        *        *          *           *         *                     Consultative
Aircraft

Charter Operators          *        *          *                     *                     Consultative

General Aviation FBOs      *        *                      *                               Transactional

General Aviation Jet       *        *                      *                               Transactional
Aircraft Owners

Value-added Service        *        *          *                     *                     Consultative
Partners

KEY MANAGEMENT: James S. Kent, CEO; Brent C. Kovar, President; David S. Huy,
Vice President/Marketing & Sales; Joy Carson Kovar, Corporate Secretary; James
Funkhouser, Director of Network Operations; John Jebens, Chief Information
Officer; Frank Hansen, Vice-President/Operations; Dick Bertagna, Vice
President/Inflight Entertainment; and Marisol Casablanca,
Vice-President/Communications Business Development.

PROJECTED OPERATIONS:                                             in ($000s)

FYE April 30      2005      2006      2007     2008

Revenue:         1,741     11,091    79,359   175,979
EBITDA:        (12,363)    (4,790)   62,059   173,938

1. INDICATION OF VALUE OVERVIEW

This indication of Value report is designed to provide an understanding of the valuation methods, calculations, and information reviewed in arriving at the estimate of value of SkyWay Communications Holding Corp. and Subsidiary ("SWYC"
or "the Company"). There are many steps in the Indication of Value process, which will be outlined within this overview. The sections of the report following this overview will provide further detail regarding the Indication of
Value of the Company.

The Indication of Value Process

This Indication of Value report is designed to provide the following:

        >> An overview of the Company and the environment in which it operates;
        >> An analysis of the Company's financial statements;
        >> A discussion of the valuation methods, calculations, and information that were reviewed and analyzed; and
        >> Support for the conclusions that were reached in the value estimate of the Company.

There are several steps in the value estimation process. These steps consist primarily of the following: (1) defining the engagement; (2) gathering the necessary information; (3) analyzing the information gathered; (4) estimating the value of the subject business entity; and (5) preparing the report.

INTRODUCTION

The techniques employed in a given business valuation vary depending on the specific circumstances of the company being valued. However, the techniques all flow from the general framework presented. This framework is based on factors that may influence the value of a company.

In addition, valuation and accounting organizations and the Internal Revenue
Service have developed a set of valuation guidelines for closely held companies.
The term "closely held" refers to companies not actively traded on the public market; this includes private companies. Theoretically, the values of actively traded companies can be calculated from the market price of their outstanding shares.

As outlined in industry guidelines and IRS Revenue Ruling 59-60, a number of factors were considered including the

        >> Nature of the business and its history since inception;
        >> Outlook of the economy and the specific industry;
        >> Financial condition of the business and book value of its stock;
        >> Earning capacity of the business;
        >> Dividends paid by the business and its dividend-paying capacity
        >> Nature and value of the tangible and intangible assets of the business; and
        >> Market price of similar corporations, industry ratios, and other industry comparisons.

Defining the Indication of Value Engagement

Before the Indication of Value process can begin, the purpose must be defined in order to select the appropriate standard of value. This step involves becoming familiar with the client's background, the nature of the business, the establishment of the valuation date, and the ownership interest being valued, including the client's responsibility for the accuracy and completeness of the information used in the analysis.

Gathering the Necessary Information-Internal and External
Internal Information-On-Site Interview

An interview with Company management was conducted at SWYC's offices. The purpose of this meeting is to give the staff of IPA Advisory & Intermediary
Services, LLC ("the Advisor") insight into the Company, its assets, and its overall operations, including areas where financial statements may not reflect the true value of the Company.

For example, a patent or license may be carried at little or no cost on the balance sheet; however, it may effectively give a company an exclusive right to a market or production process. Similarly, leases to airport gates, a well-recognized brand name or image, or a unique production process all affect the value of a business. These items are frequently understated on a company's financial statements. In some cases, the Advisor may call on other experts to value specific assets.

An Advisor representative met with Mr. James Kent and Mr. Brent Kovar, the CEO and President of SWYC, respectively. A tour of the facilities was conducted, and the Advisor's representative questioned the management and other key employees on a wide variety of issues. Additionally, all aspects of the Company's operations were analyzed to fully understand the production or service process and how SWYC generates a profit. During this visit, audited historical financial statements were obtained.

External Information-Economic Overview The Economic

Overview reflects the economic conditions of the United States, as well as major economic forecasts. The purpose of this overview is to discuss the market risks that the management faces and those factors influencing the value of the
Company. For example, market volatility may change the value of a publicly traded company on a daily basis, and its management will have limited influence over these short-term fluctuations. In addition, some of the effects of the economy are considered systemic and, thus, will not influence the unique position of the Company.

External Information-Industry Overview

An understanding of the condition and performance of SWYC's industry and related industries is essential. The performance of the industry (and related industries) influences the Company's value through forecasted future earnings.
The analysis section of this report lists several valuation techniques that rely on the earnings potential of the Company. Additionally, the outlook for industries that are "downstream" (i.e., those that are consumers of the
Company's products or services) may affect the Company's ability to generate revenue.

Financial and Ratio Analysis

The Advisor conducted a detailed financial analysis of SWYC. The results of this analysis include a recast of the financial statements, if appropriate, which attempts to account for the following;

        >> Expenses, which most likely would not have been incurred under different management or ownership, or are not necessary to the operations of the business;
        >> Investments by stockholders that are not "arms length"
           transactions;
        >> If applicable, changes between historical cost and current market value; and
        >> Other unusual items.

The purpose of this recast is to compute actual cash flow from the Company's operations and the Company's adjusted equity position. The recast is then used to forecast the Company's expected performance in the near future (i.e., three to five years) or to assign the correct equity value to the Company.

This report also includes a review and ration analysis of SWYC's financial statements compared with other companies in the same industry. The ration analysis covers the major indicators of performance, profitability, liquidity, asset utilization, and debt utilization. This analysis provides and understanding of the Company's place in its industry and its ability to meet financial obligations.

Preliminary Conclusions and Application of Valuation Approaches and Methods

By applying valuation approaches and methods, the most appropriate method is determined to value SWYC. The contents of this report are contingent on the framework stated in the Assumptions, Conditions, and Limitations section.

2. COMPANY OVERVIEW

This overview section is designed to provide a summary of SkyWay Communications
Holding Corp. and Subsidiary ("SWYC" or "the Company"), its market, its products and services, and its current business situation.

2.1 Business Description

Introduction

(Graphic omitted)

SWYC was founded in 2000 by Mr. Brent Kovar. SWYC's focus includes in-flight wireless Homeland Security and In-flight Entertainment (IFE) services. The
Company supplies broadband network communications - with a nationwide coverage infrastructure for both government and civilian applications - to a wide variety of airborne customers. The Company's plans for international network coverage are ongoing. The SWYC network is enabling technology that provides an increase in the speed of data transmission to in-flight aircraft at a never before seen speed, and at a lower cost. The Company's mission is to leverage its technology leadership and structural cost advantages in order to define and lead the worldwide In-flight Broadband Communications (IBC) Market, which Boeing forecast to be worth $70 billion over the next ten years. SWYC plans to generate profits from both the sale and installation of IBC equipment, and from the recurring network service the Company provides.

SWYC is a publicly traded company and is incorporated in the State of Florida as a "C" Corporation. The Company's headquarters are located in Clearwater, Florida
(see map below).

Facility

SWYC's headquarters are located in Clearwater, Florida, near the ICOT Center.
The Company has a very large (80,000) square foot facility, which management continually renovates and expands to meet the demands of the growing Company.
SWYC currently has executed $400,000 in upgrades throughout the facility.

In addition, SWYC has a 73,000 square foot facility in Grapevine, Texas. This facility houses the engineering, customer service, program management, distribution center, and the FAA certified repair station. Plans are underway to develop an alternate Network Operations Center and tower at this facility.

Products and Services

SWYC will provide In-Flight Broadband Communications (IBC) and related services to aircraft owners and passengers. In 2003, the FCC granted a special temporary authorization (STA) for SWYC to broadcast from selected sites of the AT&T wireless air to ground (ATG) network. The selected sites were part of the strategically located transmission towers that provide complete coverage of the
United States. In 2004, the FCC granted SWYC an extension to the STA, which allowed the Company to broadcast from all of the 135 previously leased AT&T transmission tower sites and giving SWYC complete coverage in the United States.
The Company has future plans to work with the governing bodies of Canada and
Mexico in order to extend their network to those countries.

SWYC is developing solutions for commercial and private aircraft security, aircraft health and welfare, and avionics operations. These solutions include applications that greatly enhance In-Flight Entertainment/Systems and Flight
Management Avionics Data Link systems. SWYC also provides a ground monitoring surveillance system that will set new security standards for US Sky Marshals,
FBI criminal pattern database support, and US Customs border transition surveillance.

The SWYC network currently focuses on in-flight wireless Homeland Security and in-flight entertainment (IFE) services. The network is a nationwide coverage infrastructure for both government and civilian applications. According to management, the SWYC network is enabling technology that provides an increase in the speed of data transmission to in-flight aircraft at a never before seen speed and at a lower cost. The Company is upgrading the AT&T ATG network to provide the world's fastest IBC network.

SWYC can contribute to homeland security by enhancing flight crew and ground situational awareness onboard video cameras linked to a ground-based digital asset management system via SWYC's IBC network. The Company can link aircraft, air traffic control, Homeland Security, and Department of Defense into a common network to better manage an onboard event. In addition, the Company's IBC network offers federal air marshals a discrete and secure means for sharing and receiving real-time information, including multiple cabin video feeds with the flight crew and the ground. The same technology may be applied to similar services at local and national airports.

SWYC's main focus is to provide:

        >> In-flight Broadband Communications Systems (connectivity);
        >> In-flight Entertainment accessories;
        >> In-flight security and surveillance systems supported by a national ground monitoring network
        >> Enhanced crew resource management;
        >> Aircraft flight management systems;
        >> In-flight emergency medical services;
        >> Private and various broadband services to include:
                o Airline VPN - connections between airline and corporate
                  headquarters
                o National airline offices
                o Call center support services
                o Airport management monitoring
        >> Various video applications as related to the airline industry.
        >> Airport network and security applications

The Company also intends to provide a variety of high-speed broadband wireless applications, which shall support the United States government homeland security and combating terrorism issues, such as:

        >> Emergency communication networks
        >> Surveillance and monitoring of:
                o Chemical
                o Biological
                o Radiological
                o Nuclear Detectors
                o Ports of entry
                o Power plants/nuclear waste sites
                o Oil and gas pipelines
                o Detection
        >> Warning and protection for the Airlines, and Ship's cargo containers

Monitoring

An operational control campus located in Clearwater, Florida, will provide the
24-hour monitoring, recording, and network management needed for the homeland security aircraft system. The operations center in Clearwater will provided all the facilities, fiber, and support services needed to meet all the surveillance, monitoring, and operational requirements for a nationwide network. As previously mentioned, SWYC is developing its international wireless network, which includes the current 135 U.S. sites (see map below for coverage area) and 25 additional sites in Canada, Mexico, and the Virgin Islands. In addition, current plans are in work for expansion to the Middle East, Asia, and Europe.

The network includes FCC frequency allocation and patents covering all intellectual property involved in airborne-to-ground communications. In addition, the network includes 2,500 aircraft previously equipped with the
AT&T/Claircom telephony system - of which 1,700 are commercial aircraft owned by
Northwest, American, Alaska Airlines, Southwest, and Delta. The remaining 800 are corporate and privately owned aircraft.

SWYC plans to collect the video data and transfer it along the Company's network to both the operation control campus located in Clearwater, Florida, and a planned secondary DOD-5 national data storage facility located in the Company's
Grapevine, Texas, facility. To resolve the archive and data retrieval of the video and data information collected, SWYC will store facial recognition, manifest data, telemetry, health/welfare captures, and other secure information in a DOD-5 national data storage facility.

SWYC's DC9 Aircraft

The Company purchased a DC9-15 in January 2004 for two million share of SWYC common stock. The aircraft is in excellent mechanical condition: It was well maintained and lightly used by its previous corporate and charter owners.

According to management, the aircraft is appraised at $7.1 million. In addition, the onboard prototype/test equipment is valued at $750,000. The DC-9, which accommodates 26 passengers, is fully refitted with an extensive array of SWYC
IBC and related test equipment.

The Company plans to use the aircraft to fulfill the following roles:

        >> An airborne test environment for new SWYC products and services;
        >> To support the FAA certification of SWYC products and services prior to their commercial rollout;
        >> To test and tune all domestic ground station antennas;
        >> As a press and prospective customer demonstration aircraft; and
        >> As a test environment for government and commercial airline clients.

SWYC Patents

Mr. Kovar was granted US patent 6,587,887 on July 1, 2003. This patent was assigned to SWYC and is key to achieving data rates in excess of 15Mbps from
SWYC's ground to air network. The patent defines a system for increasing the transmission bandwidth of a terrestrial digital network. SWYC is in the process of securing international patent protection and will continue to patent its research innovations.

Strategic Partnerships

The Company is vigorously pursuing strategic relationships with several defense contractors. Specific objectives for such a relationship are to:

        >> Benchmark SWYC's IBC system in a variety of situations to quantify network performance and reliability;
        >> Champion the SWYC network as the preferred solution for Homeland
           Security initiatives that require IBC, such as in-flight video surveillance; and
        >> Include the SWYC IBC network in a variety of funded - and planned
           - military and government projects

Competitive Analysis

SWYC's patented air to ground radio technology enables low-latency symmetrical communications between an aircraft and the ground at 15Mbps, which is equivalent to the fastest office broadband connections.

The Company's current competitors include:

        >> Verizon, which owns the only competitive terrestrial ATG network in North America. Verizon offers a datarate of just 9.6kpbs, making SWYC's network more than 1,500 times faster.
        >> Boeing operates a satellite based in-flight communications system called Connexion, which provides a datarate of 5Mbps from the ground to the aircraft. However, Connexion's uplink from the aircraft to the ground is just 0.256Mbps, which is shared by all the passengers on the aircraft. Satellites also suffer
           significant signal latency because of the 45,000 mile signal roundtrip via the satellite. According to management, these issues make satellite systems, such as Boeings, impractical for the most useful business functions, such as sending email
           attachments or connecting to corporate virtual private networks.

In addition to the Company's network performance leadership, SWYC has a tremendous cost advantage over its competitors. Verizon and Boeing have each spent in excess of $1 billion developing their ATG network and technology - and neither is likely to recoup its investment. On the other hand, SWYC is actively pursuing leases to complete the former AT&T Wireless ATG network, as per our agreement, for less than half a percent of its original $1+ billion cost.
Presently, SWYC is in the fortunate position of being both the industry's low cost provider - and the first provider - of true in-flight broadband connectivity.

SWYC has another distinct competitive advantage when compared to Boeing: The installation of its antennas, radio and WiFi access points cost less than
$250,000 per aircraft, which is 83 percent less that the $1.5 million average installation cost for the Connexion by Boeing system. Approximately 2,500 aircraft already have the Claircom/AT&T system installed: These aircrafts'
upgrade cost are less than $150,000 per aircraft.

Target Markets

The immediate market for SWYC's IBC services is segmented into general aviation, commercial aviation, and the public sector. The Company's prospective client base is inextricably tied to the regions in which it has network coverage. The general aviation market is comprised of private, company-owned, and fractionally-owned aircraft. Domestic general aviation aircraft typically remain with SWYC's network coverage area. The Company is also targeting aircraft passengers, who will pay a fee in order to utilize SWYC's service and conduct business in the air.

Most domestic airlines are in poor financial health due to depressed revenue passenger volume post 9/11 and high jet fuel prices. Most airlines are trying to reduce costs - while simultaneously being forced to deploy new in-flight entertainment - to better compete with discount carriers. The problem has been further compounded with the hype of over-promising and under-delivering
In-flight Broadband Communications (IBS) vendors, which has caused most airlines to be highly skeptical of any new vendor claims. SWYC plans to battle this skepticism by utilizing its strong, positive relationships that have been established with various airlines through some of the Company's board members.

The company believes that focusing on just IBC is the most effective market entry tactic, enabling SWYC to demonstrate incremental revenue and increased passenger loyalty to the airline. Once SWYC has established a reputation for delivery and service excellence, it will be in much stronger position to profitably sell system upgrades to commercial airlines, as well as value-added services to their passengers.

The Company has already completed extensive research and an exhaustive interview process in order to discover specifically what airlines are looking for.
According to management, airlines responded with requests for services that would increase their bottom line profit. Additionally independent airline surveys focusing on their business passengers proved that many desire internet access. These factors were a major force behind SWYC's decision to include value-added services. In addition, the Company plans to provide up to a 15 percent royalty to airlines. Airlines will also enjoy increased revenues due to the advertisement opportunities provided through the in-flight entertainment and internet access.

Once SWYC has proven its technology, refined its pricing model and service offerings, and demonstrated commercial success in this initial market, the
Company will extend its network and target market to include:

        >> General aviation jet aircraft based at FBO's within an extended network coverage area;
        >> Fixed base operations (FBO) installation and maintenance facilities within an extended network coverage area;
        >> National commercial airlines that operate numerous flights within the network coverage area;
        >> International Commercial Airlines;
        >> Commercial and business jet aircraft manufacturers; and
        >> Leading in-flight entertainment (IFE) equipment vendors selling into the North American market.

The public sector market includes both civil and military applications.
According to management, there are a number of military and government programs that would derive significant value from SWYC's IBC system. Civil applications focus mostly on increased security driven by a combination of the FAA and the

Department of Homeland Security. The 15Mbps connection from a military or government aircraft to the ground - provided by SWYC - represents a significant improvement over current systems.

According to management, a secure encrypted link can be provided for these applications while leveraging SWYC's existing tower network. SWYC has been working directly with its government and military contacts to secure funding to commence a system trial.

International Expansion Opportunities

SWYC management believes tremendous opportunity exists for the Company to provide its IBC services in select international markets by combining its patented technology and expertise with the local-market knowledge of an international partner. According to management, the Company has already been approached by a number of organizations seeking to deploy high speed IBC networks internationally.

A key objective for the Company's international expansion is the ability for any aircraft fitted with SWYC's radio technology to be able to roam onto any SWYC network, in any geography. This will maximize the IBC coverage area and will provide an additional source of revenue for the Company's international partners.

Sales and Marketing

Marketing Messages - Product Benefits

The Company will continuously highlight the benefits of utilizing SWYC's services. For example, airlines will be able to send and receive much more information while an aircraft is in-flight. In addition, the Company's services increase aircraft security, which is a major concern among government entities and aircraft passengers. This added safety may also help lower insurance costs for airlines. Finally, all of the necessary equipment used to implement the
Company's services is light-weight and compact: Each aircraft can be completely fitted for a mere 135 pounds. Its weight results in a significant fuel savings to each air carrier of about $28,000 per aircraft per year in comparison to existing systems today.

The potential increased revenue garnered from advertising will be a major benefit for airlines. The internet access provided for passengers will be paid for by sponsors whose logos will appear at the top of passengers' laptops. The screens located on the aircraft will include infomercials tailored to the aircraft's destination in the form of a travel magazine. In addition, passengers will have access to more than 700 SWYC "On-demand" movies, which they will be able to view by downloading them onto their laptop.

Public Relations

According to management, in-flight entertainment communications is a hot topic in the aviation industry. Furthermore, the mobile connected office receives significant coverage in the business media and the proliferation of WiFi, 3G, and network based content distribution is continually being covered in the technology press. SWYC's products and services relate to each of these media topics. In addition, published articles by respected publications carry far more credibility than corporate market materials, reach a broader audience, and are significantly more cost effective.

For these reasons, SWYC works with a local and national PR firm to capture, hold, and leverage media interest in SWYC in order to consistently convey its message to customers, partners, and investors. Additionally, the Company attends various trade shows, such as the annual WAEA (World Airline Entertainment
Association) show.

According to management, throughout next year, the Company's PR calendar will note the following:

        >> Newsworthy Company milestones, such as the first commercial airline flight with SWYC IBC;

        >> Planned editorial features in target media outlets that directly pertain or reach SWYC's market
        >> Key industry forums, tradeshows, and events.
        >> Acquisitions and mergers; and
        >> Product testing and results.

The following table illustrates the various marketing materials SWYC will utilize to develop brand equity among its target markets.

                         SkyWay   Printed    PowerPoint   Standard    Custom   Co-Marketing      Sale
Audience                 Website  Brochure  Presentation  Proposal   Proposal    Program         Type

Commercial Airlines         *        *           *                      *                    Consultative

Commercial Airline                                                                  *           Online
Passengers

Fractional Ownership        *        *           *                      *                    Consultative
Companies

Government/Military         *        *           *            *         *                    Consultative
Aircraft

Charter Operators           *        *           *                      *                    Consultative

General Aviation FBOs       *        *                        *                              Transactional

General Aviation Jet        *        *                        *                              Transactional
Aircraft Owners

Value-added Service         *        *           *                      *                    Consultative
Partners

Market Entry

General Aviation

The company plans to execute the following activities in order to break into the general aviation IBC market and gain interview.

        >> SWYC sales staff will make direct sales to aircraft owners with jets at FBOs within the initial network coverage area
        >> The Company will provide financial incentives to FBOs to setup
           IBC service demonstrations for aircraft owners, and will enter into formal installation and maintenance agreements with larger
           FBOs
        >> SWYC will approach the fractional ownership and charter jet operators with a view to entering field trial on one - or more -
           of their aircraft.

        >> SWYC will work with CMS vendors to integrate SWYC IBC into their solutions, and enable them to sell turnkey CMS/IBC solutions through their direct aircraft manufacturer, and dealer/installer channels.
        >> The Company will build relationships with the major executive jet aircraft manufacturers in order to gain visibility in future aircraft designs.
        >> SWYC will extend value-added IBC services developed for the commercial airline market to the general aviation market where it is economically viable to do so. According to management, such services will include audio/video on demand (AVOD) and personal cell phone use.

Commercial Aviation

Commercial aviation IBC sales cycles are longer then those for general aviation.
According to management, it will likely take a year to convert a prospect into a revenue generating customer because of longer fleet-wide deployment times and the need for passenger level billing and support systems.

        >> The Company will equip Southeast airlines fleet of eight aircraft with basic SWYC IBC systems, and monitor network performance to ensure that technical or operational difficulties are resolved early. This will provide valuable insight into passenger uptake and usage patterns, viable pricing models, and the effectiveness of various marketing promotions.
        >> One of Southeast's fleet will be equipped with a variety of value-added services to serve both a technology test bed and as means of gauging passenger acceptance and projected
           profitability.
        >> SWYC plans to formalize an installation and maintenance relationship with an international organization that hired many of the Claircom/AT&T in-flight network engineers and maintenance technicians. This organization has maintenance agreements with the majority of airlines and aircraft owners that installed the
           Claircom/AT&T system.
        >> The Company will approach domestic airlines that have
           Claircom/AT&T equipment installed. SWYC will work with the airlines to jointly develop projected financial models for IBC service based upon SWYC's experience with Southeast and the airlines' route schedule and passenger demographics: In addition,
           SWYC will install trials in one - or more - of the airlines'
           aircraft.
        >> SWYC plans to take the same approach (described above) with domestic airlines who are customers of Verizon , or that have no in-flight passenger communications capability.
        >> Enlist IFEC vendors as Original Equipment Manufacturer (OEM)
           partners and jointly integrate SWYC IBC into their product offerings.

Key Personnel

James S. Kent - CEO - Mr. Kent has been director of business operations for SWYC since 2000. From 1998 to 1999, Mr. Kent served as director of operations for
Satellite Access Systems, Inc., a satellite services corporation. From 1997 to
1998 he served as a senior management consultant with Booz, Allen & Hamilton, a major government contractor and national/international business consulting firm.
From 1980 to 1997, Mr. Kent served in various government contract management positions supporting projects of the Department of Defense, National Security
Agency, and Department of the Navy.

Brent C. Kovar - President - As president and director of research and development and engineering, Mr. Kovar founded SWYC in 2000, a high speed broadband wireless service company. From 1996 to 2000, Mr. Kovar served as the executive vice president and director of research and development for Satellite
Access Systems. From 1990 to 1996, Mr. Kovar served in various consulting, management and research and development positions. In 1990, Mr. Kovar founded
PC, Ltd., a company that produced specialty-designed remote controlled arm and
RF products. From 1987 to 1989, he was associated with Jacobs Engineering, an engineering company in Pasadena, California. From 1986 to 1987, Mr. Kovar worked with Falcon Communications as a wireless communications engineer. Mr. Kovar earned a Bachelor of Science degree from DeVry Institute and is currently pursuing seminars and programs with a goal of acquiring a master's degree.

Richard Bertagna - Vice President/In-Flight Services - Mr. Bertagna joins SWYC
Communications Holding as the Vice President, In-Flight Services where he brings over 35 years of experience in the airline in-flight entertainment and communications business. Mr. Bertagna comes from Transdigital Communications
Corporation, a company he founded following his early retirement in 1994 as
Chairman of Hughes-Avicom Corporation, a subsidiary of the Hughes Aircraft

Company. In his new position, he will be responsible for identifying new airline-related business opportunities, acquisition targets, short and long term strategic planning and developing, marketing, installation and integration of the many SWYC's aircraft related products and services. He will also provide the
Company's direction in the commercial airlines, general aviation, military applications and aviation related industry by utilizing a vast knowledge base with an inside understanding of commercial airline practices and contracting while tapping an extensive knowledge base that encompasses a very broad spectrum of airline operations, products and services.

David S. Huy - Vice President, Marketing & Sales - started working for SWYC in
2002. He is currently responsible for the marketing and sales of the IBC products to Homeland Security and other markets. Mr. Huy brings 30 years of experience in sales and marketing to SWYC. He is a highly motivated professional with a successful track record in all facets of sales and marketing on both a regional and national levels. From 1985 through 2002 Mr. Huy was employed by
Oshkosh B'Gosh, one of the worlds leading soft goods manufacturers, where he held several management positions. A Senior National Sales Manager for both the
Western Region & National Accounts his responsibilities included management of all facets of sales and marketing for the 13 Western states and National
Accounts through out the U.S. His duties also included staff management and development, budgeting and special projects. Mr. Huy's academic background is in mechanical design technology from Cincinnati State College with post graduate work at San Francisco State University.

Joy Carson Kovar - Corporate Secretary - Mrs. Kovar started working for SWYC in
2000 as vice president of corporate services responsible for administrative support, human relations and accounting services. Her early experience in personnel work was gained during 1957 to 1960 for the Department of Agriculture and later with the Air Force in 1963 and 1964. In 1960, Mrs. Kovar started
Communication Skills Laboratory, in Pasadena, California. She conducted classes for hundreds of business people. From 1964 to 1993, Mrs. Kovar worked in the field of education. In addition to classroom experience she worked in school administration, including Federal programs for improvement and State of
California team for school inspection. She completed a Bachelor of Arts at
Arizona State University in 1957 and a Master of Arts in 1978 at Redlands
University, California with post graduate work at UCLA.

James Funkhouser - Director of Network Operations - Mr. Funkhouser's
responsibilities range from developing annual operating plans and budgets, enforcing regulatory compliance, Network design, hands on management of operations field maintenance, network monitoring, Systems Performance and telecommunications ordering, installation and billing. Mr. Funkhouser brings over 38 years of experience in the Telecommunications industry, providing project management, contract negotiations, network engineering and planning, technical support and personnel management. Prior to his employment with SWYC
Aircraft, Mr. Funkhouser served as the Director of Network Operations for AT&T
Wireless Aviation Communications Division (ACD)/Claircom Communications where he was responsible for the daily operations of the nationwide, Canadian, Mexican and Virgin Island networks. His duties included supervision of the field maintenance forces, Network Operations Center, Telco ordering, billing, and installation as well as Systems Performance, Customer Care and Facilities
Management.

J. Frank Hansen - Vice President of Operations - Mr. Hansen joined SWYC in March
2004 and is responsible for the aircraft operations, product development, engineering, manufacturing, fielding, and product support operations of all SWYC
IBC and related equipment. As a previous Manager of AT&T Wireless' Aviation
Communication Division (Claircom) and Director of Airbase Services, Inc., he
managed the production, certification, and quality of their products. Prior to
AT&T Wireless, Mr. Hansen retired as a highly decorated member of the Armed
Forces. He managed and supervised the maintenance and operation of the largest
Flight Test & Development Center in the free world. He was responsible for over
2,300 personnel with an annual budget of $1.2 billion. In 1997, served the

Defense Logistics Agency in various capacities to include contract management for large defense contractors including Lockheed Martin, Bell Helicopter, and
Boeing Aerospace in the areas of operations and manufacturing. With over 26 years in the aviation business, Mr. Hansen brings a comprehensive knowledge of all aspects of this industry from design to contract management.

John H. Jebens - Chief Information Officer - Mr. Jebens joined SWYC in April
2003 with over 24 years of industry experience. In this capacity, Mr. Jebens is responsible for SWYC's information technology strategy and all aspects of the design, implementation, and operational management of SWYC's IBC network, data centers, and computer systems. Based upon Mr. Jebens architectural and facilities management experience, he is also responsible for the company's facilities. He joined SWYC from Wam!Net, an international managed network and value added service provider, where he was responsible for the Wam!Base digital asset management division. Mr. Jebens designed Wam!Base, an innovative web-based application, managed its development, and was responsible for sales and customer service. In 1995, Mr. Jebens co-founded Monet Inc., a pioneering digital content management and distribution company. Mr. Jebens developed innovative new approaches to digital content management and he is the holder of US patents
6,332,146 B1 and 6,321,231 B1 which relate to this work. Mr. Jebens has held executive management positions in technology for three companies - between 1979 and 1992.

Marisol Casablanca - Vice President, Communications Business Development -
joined SWYC a year ago. With seventeen years of experience and a strong background in telecommunications, sales, marketing, product development, and operations; she brings an unique perspective to the table in growing and expanding markets domestic and internationally. Her focus is to leverage SWYC's strong foundation and rapidly accelerate the Company's growth. She has a proven track record in the high tech industry as well as the telecommunications industry. Prior to joining SWYC, Ms. Casablanca served as National Senior Sales
Director for CAVU, Inc., where she initiated the market of selling a 100Mbps
RF-based Internet network service nationwide. She succeeded in achieving the highest wireless carrier (CLEC) penetration in the industry. Ms. Casablanca has also held key positions at Teligent (1997) where she spearheaded the opening and growth of the Florida Market for sales, marketing, operations, and site acquisition for Wireless Services. In her first year, she was awarded the
"Million Dollar Challenge Award." In addition, she was awarded the "Tampa
Business Journal Top 40 Tampa Business People Under 40 Achievement Award."

2.2 Financial Statement Summary

The Company is a Development Stage Company and has not yet begun significant operations. SWYC is currently preparing to begin generating revenue by January
1, 2005. The accompanying Comparative Balance Sheet (see Exhibit I) illustrates the Company's financial position for fiscal years 2003, 2004, and for the three-month period ended July31,2004 (fiscal year ends April 30). Current assets are $1.11 million, with $1.19 million in net fixed assets and $4.8 million in other assets. Total assets are $7.11 million as of July 31, 2004. Short-term liabilities were $4.49 million and long-term liabilities were $1.7 million, so total liabilities were $6.9 million and total stockholder's equity was $920,000 as of July 31, 2004. Total liabilities and stockholder's equity was $7.1 million.

The Comparative Income Statement (see Exhibit I) shows the results of the
Company's operations for fiscal years 2003, 2004, and for the three-month period ending July 31, 2004. Revenues are $51,000 for fiscal 2004, and $288,000 for the three-month period ended July 31, 2004 Development Stage (losses) after taxes are ($1.28 million) for fiscal 2003, ($21.82 million) for fiscal 2004, and
($6.27 million) for the three-month period ended July 31, 2004.

2.3 Purpose of the Indication of Value

The Indication of Value process summarized in this report was performed and prepared solely for the information and use of the Board of Directors and
Officers of SWYC. The purpose of this report is to provide an objective, third-party estimate of the Company's value (FMV) to asses the viability of securing debt/equity financing to provide further working capitol to (1) ease working capitol shortages and (2) provide for additional demands that may exist at the Company enters a period of significant growth in revenues resulting from the expanded targeting of markets for the Company's product/service offerings.

3. ECONOMY AND INDUSTRY CONSIDERATIONS

In a valuation of a closely held business, all pertinent factors influencing the assessment of the business must be considered. These factors are outlined in various industry guidelines and include the following:

        >> The nature and history of the business enterprise (see Company
           Overview)
        >> The economic outlook, in general, and that of the Company's particular industry;
        >> The current financial condition of the business and the book value of its stock (see Company overview)
        >> The nature and value of the tangible and intangible business assets, if any; and
        >> Industry ratios and comparatives.

3.1 Economic Overview

To assess the prospects of a business, an understanding of the environment in which it operates is necessary. Futhermore, to access the current and future business conditions of a company, economic conditions must be studied and economic trends predicted. However, some of the effects of the economy are considered systemic and will not influence the Company's industry position. The following information focuses on the U.S. economy as of June 30, 2004.

Leading Indicators

A closely watched gauge of future economic activity rose a
stronger-than-expected 0.5 percent in May, suggesting that the U.S. economy will continue sturdy expansion through the summer. The Conference Board's(1)  Composite
Index of Leading Economic Indicators increased to 116.5 following rises of 0.1

________________________
1 The Conference Board is a not-for-profit organization based in New York that creates and disseminates knowledge about management and the marketplace to help businesses strengthen their performance. It conducts research, convenes conferences, makes forecasts, assesses trends, published information and analysis, and brings executives together to learn from one another.

percent in April and 0.8 percent in March. Analysts had been expecting an increase of 0.4 percent in May.

Analysts noted that this news reflects a robust economic environment this spring and points to more of the same this summer. However, they also cautioned that inflationary factors appeared to be building, which could encourage the Federal
Reserve to raise interest rates sooner or faster to hold down price increases and cool the economy. The index is closely watched because it is designed to predict the economy's path in the next three to six months.

Inflation and Economic Growth

Fueled by escalating energy prices and a rebounding economy, inflation will pick up more this year than previously thought, according to many economic forecasters. In its latest economic outlook, the National Association for
Business Economics estimated that inflation, as measured by the Consumer Price
Index, will rise by 2.5 percent in 2004. The index is the government's most closely watched inflation barometer.

Inflation is creeping up for a number of reasons, economists say. Some companies, which have had to keep a lid on price increases during the economic slump, are finding it easier to raise prices in a rebounding economy. Rising energy costs are pushing up prices for goods and services, including air travel and food. Higher prices for some commodities, such as steel, also are a factor in some cost increases, analysts say.

Analysts now believe the economy will expand by 4.7 percent this year, up slightly from a previous estimate of a 4.6 percent rise and exceeding the 3.1 percent advance in 2003. The new estimate, if borne out, would mark the best economic growth since 1984. With the economy back in the groove, forecasters also lowered their estimate for the federal budget deficit this year to $464.4 billion from $492.5 billion. The new estimate would still be a record in dollar terms.

The worldwide surge in oil prices has prompted Saudi Arabia, the global leader in crude production, to increase its daily output and to propose that OPEC boost its daily production quota of 23.5 million barrels by two million barrels. Saudi officials have expressed concerns that a prolonged period of higher oil prices could harm the global economic recovery and reduce demand.

Consumer Confidence and Spending

Consumer confidence grew stronger as Americans' attitudes about the economy's future prospects brightened. The AP-Ipsos consumer confidence index climbed to
91.3 in June, up from a reading of 87.4 in May. The rise in consumer confidence comes as the economy is on a solid growth track and the job market has made gains. The latest snapshot of consumer sentiment also shows that Americans' view of the economy is considerably more positive as compared with a year ago, when the consumer confidence index stood at 86.8. The AP-Ipsos confidence index is benchmarked to a 100 reading on January 2002, the month the index was started by
Ipsos.

Consumer spending accounts for roughly two-thirds of all economic activity in this country. Economists predict consumers will keep their pocketbooks and wallets sufficiently open in the months ahead to help support the economy. A measure of consumers' feeling about economic expectations over the next six months, including conditions in the local areas where they live or work registered the sharpest over-the-month increase of four sub-indexes.

Employment

U.S. employers added almost a quarter million workers in May, extending a nine-month hiring spree and accommodating enough new jobseekers to hold the unemployment rate steady at 5.6 percent. Payrolls swelled by almost one million in the last three months alone, the Labor Department reported. Employment figures for March and April were revised up to reflect the addition of 353,000 and 346,000 jobs respectively. However, because tens of thousands of jobless are renewing their search for work in the wake of an improving labor market, the overall, seasonally adjusted civilian unemployment rate did not improve from
April's 5.6 percent figure.

Hiring last month was widespread, with businesses adding an overall 248,000 new jobs across the economy. Industries that posted the biggest gains included construction, health care, professional and business services and hotels and restaurants. The struggling manufacturing sector is also reawakening, adding
32,000 new jobs last month. It was the fourth straight month of payroll increases after almost three years of continuous losses.

President Bush has been widely criticized for an overly optimistic forecast that
2.6 million new jobs would be created this year. However, some analysts say there are indications that U.S. companies are gearing up to create jobs at rates not seen since the height of the 1990s boom. Thirty percent of polled U.S.
employers plan to add to their payrolls in the July to September period, according to a survey by Manpower Inc. Far fewer companies now plan to lay off employees, the survey showed, marking the net year-over-year increase in employers planning to create jobs the largest in the history of the Manpower survey, which was started in 1976.

Manufacturing

U.S. factories increased output at a strong pace in May, and construction spending surged to a third-straight record high in April, according to reports that showed the economy gathering speed. A measure of factory employment jumped to the highest level in 31 years as the nation's factories marked a full year of recovery. The Institute for Supply Management said its index of national factory activity rose to 62.8 in May from 62.4 the prior month, beating expectations of a small decline to 62.0. The index was not far off its two-decade high of 63.6 reached in January. According to some analysts, it showed that manufacturing activity has gone from being the U.S. economy's laggard to one of the driving forces behind the current recovery.

Construction and Housing

The Commerce Department said construction spending jumped more than expected in
April as rising mortgage interest rates spurred a rush to build. Construction spending rose 1.3 percent to a seasonally adjusted annual $970.39 billion rate in April, the third consecutive record high, and upward revisions to March pointed to a higher-than-previously reported figure for first-quarter gross domestic product.

Construction spending was a very strong number and March was revised up almost a full percentage point. This will make first-quarter GDP closer to five percent than four percent in the final revision, according to some analysts. Two of the three components - private residential construction and public construction -
were at record highs in April.

U.S. home prices climbed but at a slower rate in the first three months of 2004 after the year-end rush to buy homes on fears of rising mortgage rates tapered off. The 7.71 percent first-quarter increase was below an upwardly revised 8.13 percent year-on-year increase for the fourth quarter of 2003, the Office of
Federal Housing Enterprise Oversight said. While economists consider the housing market solid, they say the rise in mortgage rates should cool the sizzling pace of home prices and sales in the second half of the year.

Greenspan Renominated; Interest Rates Rise

President Bush renominated Alan Greenspan as chairman of the Federal Reserve, praising his leadership and sending a strong signal of stability to financial markets. The nomination was announced as Greenspan met at the White House with the President. Bush had announced in April 2003 that he would keep Greenspan,
78, for another term. Greenspan's current term as chairman does not end until
June 20, 2004, meaning that if Bush had waited to make his choice, the matter could have become embroiled in the presidential election campaign.

On June 30, Greenspan and his Federal Open Market committee colleagues - the group that sets interest rate policy in the United States - increased the federal funds rate to 1.25 percent. The funds rate, the Fed's primary tool for influencing economic activity, had been at one percent, a 46-year low, for a year. As a result of the Fed's unanimous decision to push up the funds rate, commercial banks were expected to increase by a corresponding amount their prime lending rate for many short-term consumer and business loans.

The prime rate, which has been at four percent, the lowest level in more than four decades for a year, is expected to rise to 4.25 percent. There may be further, modest one-quarter point rate increases in the future, including one at the next meeting on August 10. The Fed made it clear, however, it will take more aggressive action if needed. This restated a position that Greenspan had articulated earlier.

Stocks

Stocks dipped as the second quarter of 2004 unfolded, only to rebound as the quarter progressed and ultimately close near the levels they started

(Graphic omitted)

Dow Jones avg as of 06/04

Summary

The table below summarizes key economic data at the end of the second quarter of
2004.

National Economic Summary

                                                  Value     Source

Inflation Rate                                    3.05%     InflationData.com
Real Gross Domestic Product (Q1, 2004)            3.9%      Bureau of Economic Analysis
Unemployment Rate (6/2004)                        5.6%      Bureau of Labor Statistics
Funds Rate (6/30/2004)                            1.25%     Federal Reserve
10-Year U.S. Treasury Bond (6/30/2004)            4.75%     Bloomberg L.P.
30-Year U.S. Treasury Bond (6/30/2004)            5.375%    Bloomberg L.P.

The preceding overview was taken in whole, or in part, from CBS MarketWatch,
CNN/Money, Forbes, The Economist, Business Wire, and Yahoo Finance.

3.2 Industry Overview

SWYC provides In-flight Broadband Communications (IBC) and related services to aircraft owners and passengers. The Company's target markets include general aviation, commercial aviation, and the public sector. In the following overview, the worldwide in-flight entertainment and passenger communications industry will be discussed. First, though, it is necessary to briefly discuss the Company's placement in two government-developed industrial classification systems. The following is the latest information available.

Industry Classification Coding System

In the 1930's, the U.S. Government developed the Standard Industrial
Classification (SIC) system of coding and classifying industries in order to analyze industrial structure. Today, SIC codes are used by analysts, planners, and business strategists to meet a wide variety of marketing and strategic needs including market planning and development, customer analysis, economic analysis, sales prospecting, sales forecasting, and merger and acquisition analysis, among many others.

In 1997, the Office of Management and Budget (OMB) announced the adoption of a new standardized system for classifying industries; the North American Industry
Classification System (NAICS). NAICS will replace the SIC system and thus represents one of the most profound changes for governmental statistical programs since the 1930's. NAICS also seeks to standardize the classification systems of the three partners to the North American Free Trade Agreement
(NAFTA): the United States, Canada, and Mexico.

SWYC's primary products can best be classified under SIC Code 3663, Radio and
Television Broadcasting and Communications Equipment and NAICS Code 334220,
Radio and Television

Broadcasting and Wireless Communications Equipment Manufacturing, which is comparable to SIC Code 3663. This following table provides descriptions of these classification codes.

                  SIC Code                                              NAICS Code
                                        Primary Industry Codes

                SIC Code 3663                                        NAICS Code 334220
      Radio and Television Broadcasting and             Radio and Television Broadcasting and Wireless
          Communications Equipment                         Communications Equipment Manufacturing

This classification includes establishments primarily   This industry comprises establishments primarily
engaged in manufacturing radio and television           engaged in manufacturing radio and television
broadcasting and communications equipment.  Important   broadcast and wireless communications equipment.
products of this industry include airborne radio        Examples of products made by these establishments
communications equipment, amplifiers (RF power and IF), include airborne radio communications equipment,
and carrier equipment, among many other types of        transmitting and receiving antennas, cable television
equipment.                                              equipment, global positioning system equipment,
                                                        pagers, cellular phones, mobile communications
                                                        equipment, and radio and television studio and
                                                        broadcasting equipment:  However, many other types of
                                                        radio and television broadcasting and wireless
                                                        communications equipment are included in this industry
                                                        code.

Demand for SWYC's in-flight wireless Homeland Security and In-flight
Entertainment (IFE) services depend solely on the performance of the encompassing air transportation industry: Therefore, the descriptions of SIC
Code 4512 and NAICS Code 481111 are included below.

                        SIC Code                                              NAICS Code

                                           Secondary Industry Codes

                      SIC Code 4512                                        NAICS Code 481111
              Air Transportation, Scheduled                     Scheduled Passenger Air Transportation

This classification includes establishments primarily     This U.S. industry comprises establishments primarily
engaged in furnishing air transportation over regular     engaged in providing air transportation of passengers
routes and on regular schedules.  This business includes  or passengers and freight over regular routes and on
Alaskan carriers operation over regular or irregular      regular schedules.  Establishments in this industry
routes.                                                   operate flights even if partially loaded.  Scheduled
                                                          air passenger carriers including commuter and
                                                          helicopter carriers are included in this industry.

In-flight Entertainment (IFE) Market Introduction

The in-flight entertainment (IFE) market has come a long way since 1925, the year when the first in-flight movie was shown in a World War I Handley-Page bomber converted for commercial passenger use. The 12-passenger airplane was equipped with a movie screen and showed a black and white silent film, "THE LOST
WORLD," during a 30-minute flight near London. Much later in the century, airplane passengers enjoyed the 1996 Atlanta Olympics via live television -
something people in the 1920's could only dream of even in their own homes.

Between those years, as the 1960's came to a close, in-flight movies were fast becoming a way of commercial aviation life both domestically and internationally: In 1961, TWA became the first real exhibitor of scheduled in-flight movies; "By Love Possessed" was the first regularly scheduled film for commercial airline flight. In the 1970's and 80's, a whirlwind of innovation hit the IFE market: According to the World Airline Entertainment Association (WAEA),
Braniff Airways introduced Atari video games onboard in 1975. In the late
1970's, "electronic" headphones were introduced on selected aircraft and premium cabins, including Air France, Air Canada, and Pan Am, replacing "pneumatic"
headphones. In 1984, Airfone introduced the world's first in-flight telephone system on American Airlines. A year later, an audio player system, based on
Phillips Tape Cassette technology, took to the sky for the first time.

The 1990's and 2000's brought on further entertainment advancements in the in-flight arena: In 2001, the first in-flight e-mail transmission took place on
Air Canada during a "Press Demonstration" flight, from Montreal to Toronto, which leads passengers to wonder: What is next? According to the WAEA, currently, one buzzword pervading the industry is "interactive." Very soon passengers will no longer just sit in their seats and watch a movie or short subject program: Instead, passengers will be able to make hotel or rental car reservations in advance from their aircraft seat. Indeed, the IFE industry has come a long way since the black and white silent film, "THE LOST WORLD."

The drive for increased entertainment options aboard airplanes has paved the way for one distinct segment of the larger aviation industry: In-flight
Entertainment and Passenger Communications. To follow is an examination of this segment's market size, market segments, market drivers and restraints, market trends, and outlook for the future.

World In-flight Entertainment and Passenger Communications Market

Market Size and Forecast

After nearly a decade of record growth and profits in both commercial passenger aviation and business aviation, the markets for IFE on commercial aircraft slowed, as a result of the September 11, 2001, attacks, or better known as 9/11.
Conversely, the post-9/11 market for IFE in business aviation was furthered by greater demand for more secure business travel.

According to the latest research conducted by Frost & Sullivan, the total IFE grew less that one percent in 2001, reaching a value of roughly $2.16 billion.
Frost & Sullivan projected that the market reached a value of $2.22 billion in
2003. Economic recession and the attacks of 9/11 severely impacted the commercial aviation segment for IFE in 2001, which temporarily boosted the general aviation segment.

(Graphic omitted) - "Worldwide Entertainment & Passenger Communications Industry"
                      Please Contact The Company For A Copy

Despite less than stellar growth in the past, the total IFE market is poised to rebound in the near-term, as well as in the distant future. Growth will be driven by numerous factors, including the installation of IFEC systems in new aircraft and by retrofitting existing aircraft every five to ten years. Between
2001and 2008, the worldwide IFE and passenger communications market is expected to grow at a compound annual growth rate (CAGR) of 7.3 percent. In the near-term, the market is expected to reach a value of $2.5 billion by 2005, and by 2008, the market will generate nearly $4 billion in revenue.

Pagte 44 of 119

(Graphic omitted) - "Worldwide IFE and Passenger Communications Market: Revenue
Forcasts, 2006 - 2008"
                     Please Contact The Company For A Copy

Regionally speaking, the North American region is by far the largest and most prominent market for IFE, commanding more than 50 percent market share in the late 1990s to early 2000s: However, strong economic recession and the events of
9/11 severely cut North America's share in 2001 to 48 percent of the market
(latest available).

(Graphic omitted) - " IFE and Passenger Communications Market: Percent of Revenues
by Geographic Region (2001 - 2008)"
                     Please Contact The Company For A Copy

Although the North American market will account for the lion's share of the market through 2008, it will continue to lose market share to a growing European and Asia/Pacific market. Europe's share of the world IFE market will range from
22 percent historically to 24 percent in the long-term. The Asia/Pacific market is expected to grow the fastest: The aviation industry is projected to increase dramatically through this decade in East Asia. In addition, Asia-Pacific based airlines are more proactive with regard to providing the highest level of service to frequent business flyers with regard to telecommunications and content options. As such, Asian's share of the IFE market is projected to gain some 10 percent share of the world IFE market between 1998 and 2008. The
Rest-of-World (ROW) category is expected to see its market share remain fairly constant through 2008. While globalization begins to leave many countries behind economically in Latin America, Africa, and the Middle East, some are expected to see rapid growth that will balance out those who will not.

Market Segmentation

The aggregate market is broken into two segments: commercial aviation and general aviation. Moreover, these markets can be further broken down into two subsegments:

            IFE and Passenger Communications Market: Sub-segmentation

      Commercial Aviation Subsegment                  General (Business) Aviation Subsegment

>> IFE Systems (integrated entertainment systems)       >> Cabin Management Systems (CMS)

>> IFE Subsystems (includes source equipment,           >> Source Equipment
   displays, and connectivity systems)

>> Passenger Telecommunications (includes voice,        >> In-flight Telecommunications
   data, and satellite content delivery systems)

>> IFE Content (includes production, distribution as
   well as revenues from sales and ads).

Source: Frost & Sullivan

Worldwide Commercial Aviation IFE Segment

Market Size and Outlook

While the commercial aviation industry experienced record growth in the last half of the 1990s; by 2001, a global economic slump began to adversely impact commercial aviation. The events of 9/11 escalated the downturn in commercial aviation exponentially overnight. Additionally, the war in the Middle East may impact the market in ways similar to that of the Gulf War in the early 1990s, eroding airline recovery efforts of the past year and causing further market contraction in the short-term. Therefore, Frost & Sullivan does not expect that the commercial aviation, not to mention the aggregate IFE industry, to return to pre-2000 levels of growth until the mid-to long-term.

In 2003, Frost & Sullivan projected that the market reached a value of slightly more than $2 billion. By 2006, the commercial aviation in-flight entertainment and passenger communications market is expected to reach double digit sales growth rates with global economic recovery driving the market's recovery. The introduction of the A380 in late 2005 or 2006 is expected to boost the market's growth further so that by 2008, the market is expected to reach approximately
$4.1 billion in revenues, marking a CAGR of 10.3 percent between 2002 and 2008.

(Graphic omitted) - "Commercial Aviation IFE & Passenger Communications Industry:
Market Forecast, 2004 - 2008 (Billions$)"
                     Please Contact The Company For A Copy

Forecast by Region

North American Regional Market

The North American regional market has especially suffered from economic recession and the event of 9/11: As a result, this region experienced a negative
(5.5) percent growth rate shortly after. It was projected to account for negative growth of (1.8) percent and (1.0) percent in 2002 and 2003, respectively, resulting from the continuation of a down economy, depressed commercial aerospace sector, and a pending war in the Middle East, which is expected to delay a rebound for the commercial airline industry. In 2003, Frost
& Sullivan estimated that North America commanded roughly 44 percent of the commercial aviation IFE market: The region is expected to drop to 39 percent market share by 2008.

Worldwide Commercial IFE: Demand Analysis

For any sector in the world's commercial aviation IFE market, a key figure for demand is centered on the number of commercial airline passenger aircraft available for IFE installation. The following bar chart illustrates, Frost &
Sullivan's forecast for the world's passenger air transport aircraft fleet.
Between 2002 and 2008, nearly 5,000 new aircraft are expected to be produced.

(Graphic omitted) - "In-Service Commercial Aviation Aircraft Fleet Forecasts (World):
Market Forecast, 2004 - 2008"
                     Please Contact The Company For A Copy

Frost & Sullivan admonishes to keep in mind that approximately 20 to 25 percent of the global commercial passenger aviation fleet will never be outfitted with
IFE equipment. This is due to the following reasons: a lack of funding or demand by airlines and charter operators; economic or market restraints; or it does not fit the philosophy or branding of the potential end-user airline or charter fleet operator.

Worldwide Commercial IFE: Market Drivers

Technological Advances Will Allow for Continued Growth Through Upgrades

The rate of technological advances in the IFE industry is rather rapid. Advances in solid state and satellite communications technologies are expected to promote the proliferation of IFE audio and video systems to include smaller and lighter weight systems with increased capacity, displays that use less power, and advances in - and commonality of - in-flight television.

Although integrated IFE audio and video systems are relatively new, this driver is already having a medium impact on the market. In the mid-term, as audio/video-on-demand (AVOD) systems and in-flight television become more common in the commercial aviation segment of the market, this driver's impact will grow.

Lap Top Computers Drive Market for Power Supply and Ethernet Vendors

As the most frequent clients of their services, airlines tend to cater many of their in-flight amenities to business travelers. Today's business travelers often carry onboard with them a laptop computer. These computers have batteries that last anywhere from one to three hours: However, business travelers on extended transcontinental or transoceanic flights often require longer usage of their computers. Therefore, demand for an in-seat power source had developed. As a result, many power supply manufacturers have begun focusing some of their business development efforts on the IFE industry as suppliers to IFE system
OEMs: Thus, a high revenue market for in-seat power systems in the IFE industry has developed in just the past few years. In addition, as airlines begin to offer Internet and e-mail connectivity onboard their aircraft, a niche for supplying networks - wired and wireless - for passengers to connect their laptops will become more in demand.

In-flight Television Will Raise Revenues through Advertising Dollars

In-flight television systems have already been introduced into both the commercial and business aviation segments of the market and are poised to become even more predominant in these segments. As such, content providers and airlines already have the opportunity to generate revenue from advertising. Some in-flight television systems allow content programmers to cater both the programming and advertising to specific in-flight audiences taking into account the time of day of the flight, as well as the departure and destination points.
This will allow them to maximize advertising exposure and the fees derived from the ads.

High Priced Interactive IFE Systems for Wide Bodies Drive Revenue Growth

Interactive AVOD is becoming more popular on wide-body aircraft and is penetrating all passenger cabin classes: The price per IFE system and installation are rising accordingly. In-seat systems that involve providing a video screen for each passenger - rather than three or four movie screens and projection systems throughout the passenger cabin - cost considerably more, hence the cost for an IFE system per aircraft will rise dramatically: However, in-seat video systems are very popular among passengers, thus making them an effective marketing tool. The introduction of the Airbus A380 in 2006-2007 should increase this market driver's impact in the long-term.

Wireless LANs Promise Less Weight, Greater Applications for IFE

The application of wireless local area networks (LANs) in the aircraft cabin has a variety of applications for IFE and passenger communications: A wireless LAN can be used for distributing content to in-seat audio and video systems, connectivity for in-flight internet and email applications, and it can be employed for enabling the use of personal cell phones in flight. The benefits of wireless LANs are twofold: First, removing the wires for IFE and telecommunications systems will result in a large reduction of weight, saving fuel costs. Second, they will reduce the potential for failures common to wired systems, which will reduce maintenance costs.

Broadband Connectivity Promises to Make In-flight Data Communications More
Viable

Connexion by Boeing and Tenzing Communications already provide in-flight
Internet and e-mail access in-flight: However, Connexion is a broadband solution that entered the commercial aviation market segment in 2003 and is already flying on government and business jet platforms. Tenzing currently offers a narrowband connection on passenger aircraft and is planning to expand to broadband connectivity in the near future. Other providers - like Airshow - also cater to the business aviation market with narrowband connections, but most feel the potential of the market can only be met when the connection in-flight matches the speed of connections on the ground.

Worldwide Commercial IFE: Market Restraints
Slump in the Airline Industry Results in Declining Revenues for IFE Vendors

Growth in the airline industry basically translates into growth in the markets for IFE. Currently, the airline industry has been depressed by a recessed economy, the events of 9/11, and the war in the Middle East. One of the major drivers for revenue development in the airline industry is the rate of growth in revenue passenger miles (RPM), the amount of revenue generated per mile traveled by a passenger. The current market setback for the airline industry has resulted in discounted airfares, reduced load factors, and has forced many airlines to withdraw a number of aircraft from use and put them in storage. As a result revenues are down, some airlines are declaring bankruptcy and others are going out of business all together. As a result, many airlines have put on hold their plans to purchase new IFE equipment and have reduced their orders for IFE content.

No-Frills Airlines Still Popular on Short-Hop Flight Routes

Most IFE vendors are similarly aware that the key customer focus of their efforts is on the frequent-flyer business traveler. Recent surveys have shown that in times of economic hardship, even business travelers lean toward the no-frills airlines for short-hop flights with their cheaper fares.

Worldwide Commercial IFE: Sub-Segmentation

The worldwide commercial IFE market is broken down into four subsegment levels:

        >> IFE Systems;
        >> IFE Subsystems;
        >> In-flight Telecommunications; and
        >> IFE Content.

As the doughnut to the right Illustrates, IFE systems commanded Nearly 40 percent of the market In the early 2000s: By 2008, the segment is expected to gain market share percentage points. As IFE systems become more prevalent, they are expected to take some market share away from the IFE subsystems subsegment with regard to head-end content source equipment. Both the IFE subsystems and in-flight telecommunications segments are anticipated to lose market share in the long-term.

IFE Systems

This market subsegment includes the equipment manufactured and assembled to create complete distributed and interactive IFE system solutions that integrate at least one or more of the following: audio, video, and telecommunications systems. Revenues are derived from hardware sales and support. While these systems include displays, power supplies, source equipment, distribution systems, hand-held controls, and have the capability to run various types of content, including live television, and Internet connections, the integrated hardware involved in these systems are sold by single vendors to the end-user airlines.

The year 2001 brought forth a relatively severe market contraction for IFE systems in the commercial aviation segment. By 2004, commercial aviation is expected to begin making a recovery and drive new growth in this market subsegment that is expected to be boosted further in the long-term by the introduction of the Airbus A380, with a 550 plus passenger capacity, in 2006.
Expectations are that commercial passenger aviation will not make a serious recovery until the 2004 and 2005 period. In 2006 and 2007, market growth rate is expected to rise back into the double digits as airlines are expected to begin ordering systems for retrofits, and as Airbus enters the final phases of the first production models of the A380. By 2008, the size of this market subsegment in revenues is expected to reach $1.27 billion, marking a CAGR of eight percent between 2002 and 2008.

(Graphic omitted) - "Worldwide Commercial Aviation IFE Systems Market: Market
Forecast, 2004 - 2008"
                     Please Contact The Company For A Copy

IFE Subsystems

This market sector focuses on the various source equipment suppliers that produce the following types of in-flight entertainment equipment:

                            IFE Subsystems Equipment

Aftermarket audio source   Aftermarket video source    In-seat power systems
equipment                  equipment

External viewing and       Cabin and in-seat displays
internal security
camera systems

Growth in this market subsegment has been driven by increased revenues from sales of in-seat power systems and external camera systems. More traditional audio and video source equipment and cabin and in-seat displays are largely being replaced by complete IFE systems that integrate such equipment and are sold together: Therefore, the growth of the niche markets - in terms of direct sales to end-users - for such equipment is actually expected to contract in the mid-to-long-term.

In 2001, the size of this market subsegment amounted to $295.1 million in revenues: However, by 2008, the size of this market sector in revenues is expected to reach some $426 million, with a CAGR of 5.4 percent from 2001 through 2008. Slower growth over the forecast period is attributed to the high penetration rate of IFE systems that replace direct sales of various items of source equipment.

In-flight Telecommunications

This market sector includes the revenues derived from the sales of the hardware and services involved in in-flight telecommunications provided in the commercial aviation market segment. More specifically, it involves voice and data communications, including internet and e-mail connections. This market subsegment also includes in-flight television involving in-flight television equipment services.

At the core of this market is the frequent traveling businessperson, by whom it is expected that e-mail and Internet access will be most in demand. While ground-based communications systems can service overland routes, satellite communications will enable passengers to connect anywhere over the earth - even thousands of miles away from land over the oceans.

Already a relatively mature market sector in the IFE industry, in-flight telecommunications generated revenue of $345 million in 2001 with a shrinking growth rate of (4.3) percent. Frost & Sullivan projected that this market would grow slightly in 2003 (0.6) percent to reach a value of $345.7 million in 2003.
The commercial aviation market for in-flight telecommunications should begin to experience significant revenue growth in the mid-2000s. By 2008, the market is projected to have a revenue size of $498.8 million, marking a CAGR of 5.5 percent between 2002 and 2008.

IFE Content

The commercial aviation IFE content market subsegment includes all services involving video, film, music, printed materials, gaming, and video games produced and distributed for IFE purposes. This market may be broken down into these various application sectors:

                         IFE Content Application Sectors

       Audio            Destination information            Film                   Games
Printed publications      Recorded television             Videos                  Gaming

Market Forecast

The commercial aviation market for content is relatively mature and growth in the market is largely tied to the whims of the markets of commercial airlines:
However, the introduction of new technologies creates a wider range of IFE possibilities and , therefore, the market's growth rate should rise more rapidly as these new sources for content become available. Frost & Sullivan has a rather conservative outlook for this market subsegment, relative to others in the commercial aviation market segment. While demand for films and music will always exist and grow naturally with the commercial airline markets - and faster than in the past with the proliferation of audio/video on-demand (AVOD) IFE systems -
Frost & Sullivan feels that the future of in-flight gambling is not so optimistic.

Between 2002 and 2008, the market will advance at a CAGR of roughly 8.1 percent, reaching a value of more than $1 billion by 2008. In the near-term, the commercial aviation IFE content market is anticipated to reach values of $678.4 million and $727.2 by 2004 and 2005, respectively. By 2006, the market is expected to once again enjoy double digit growth, as it did in 2000. As the following figure presents, North America is expected to command the greatest share of the market by 2008: But, like most other segments, North America will lose market share to Europe and Asia-Pacific.

(Graphic Omitted) - "Commercial Aviation IFE Content Market: Percent of Revenues
by Geographic Region (2001 - 2008)"
                     Please Contact The Company For A Copy

(Graphic Omitted) - "Worldwide General Aviation IFE and Passenger Communication
Industry: Business Aviation Aircraft Fleet Forecasts Market Forecast, 2004 - 2008"
                     Please Contact The Company For A Copy

Worldwide General (Business) Aviation IFE Segment

Market Size and Outlook

With the 1995 passage of the General Aviation Revitalization Act (GARA) in the
United States, the general aviation industry entered a renewed growth period.
Coming in the mid-1990s, GARA's passage, coupled with strong economic growth in the United States and Europe, resulted in a strong growth spurt in the general aviation sector. In the early 2000s, the global economic slowdown has dampened the market's growth potential, but the attacks of 9/11 and the delays it caused for business travelers in commercial aviation drove many businesses to look into air travel alternatives offered by general aviation, somewhat countering the market restraint relating to the down economy. The general (business) IFE market reached a projected value of $176.8 million in 2003. In the near-term, the market is anticipated to reach values of $193.9 million and $211.3 million in
2004 and 2005, respectively.

(Graphic Omitted) - "Worldwide General Aviation IFE and Passenger Communication
Industry: Market Forecast, 2004 - 2008 (Millions$)
                     Please Contact The Company For A Copy

Between 2002 and 2008, Frost & Sullivan forecasts the general aviation IFE market will grow at a CAGR of 7.6 percent, reaching $275.6 million by 2008. Due to a weakened economy, orders for new aircraft declined in the early 2000s and resulted in slower growth for IFE, but strong order books for aircraft will continue to drive positive revenue growth: Between 2001 and 2008, approximately
8,000 new aircraft for business aviation use will be produced, with the total number in use expected to reach approximately 15,796 aircraft by 2008, as the following bar chart depicts.

Forecasts by Region

Currently, North America accounts for nearly two-thirds of the aggregate general aviation IFE market: However, Frost & Sullivan expects its market share to decrease slightly in the long-term. Between 1998 and 2008, the European general aviation sector is anticipated to command a steady 15 percent of the market share, while the Asia-Pacific region is projected to account for between six and eight percent of the market. The market share of "rest-of-world" will keep constant at 16 percent.

Worldwide General Aviation IFE Segment: Market Drivers

Fractional Ownership Programs Will Help Increase Overall Business Jet Orders

For many companies which desire and need the use of a private jet but cannot afford to purchase and own one have found their solution: fractional ownership programs. These programs allow a company to purchase up to a certain number of flight hours that give it partial ownership in a business jet, much like a timeshare. These programs have sharply raised the demand for business jets, thus the overall saturation level of platforms for business aviation IFE. According to the National Business Aviation Association (NBAA), the total number of fractional ownership shares has grown from three in 1986, to 4,900 in 2001. This rate of growth is driving up revenues for IFE in the general aviation market segment tremendously and is expected to do so into the long-term.

In-flight Telecommunications Will Continue to Drive Revenue Growth

In-flight telecommunications is not new to the general aviation community.
Recent innovations that have improved data communications allowing for faxing,
e-mailing, and Internet access in-flight have continued to make this aspect of the market a mid-level market driver. As equipment and service providers develop their markets to create economies of scale that will allow in-flight telecommunications to be affordable for mass markets and everyday use, this market driver should have an increasingly positive impact on market growth into the long-term.

Business Jet Owners Will Retrofit While Waiting for New Replacement Aircraft

The backlog of many new corporate aircraft models is causing some models in the market to retrofit their current with new systems. Usually, an order today for some of the more popular business jet models takes one to two years for delivery. Because some need or want new IFE systems now, they will retrofit their current aircraft with low-cost systems, while waiting for the new system to arrive with a new aircraft in one to two years. This driver will have significant impact through the short-term, but with orders down over the past two years resulting from a depressed economy, the wait to take delivery on an aircraft has lessened.

New Regulations Drive Growth of New Corporate Jet Production

Recently, regulations enacted by the Federal Aviation Administration (FAA) and the Joint Aviation Authority (JAA) are causing general aviation aircraft owners to buy new platforms instead of spending excessive amounts of money to overhaul older aircraft not in compliance with these new regulations: It is often more cost effective to simply purchase new jets rather than retrofit older ones. This will drive growth for companies who focus their marketing of their IFE products to new production aircraft. However, this market driver also acts as a restraint: These regulations have an adverse impact upon the aftermarket for IFE systems and those companies who focus their marketing efforts this way.

Worldwide General Aviation IFE Segment: Market Restraints

Popularity of Cabin Management Systems Restrains Growth of Source Equipment
Sales

As the market for integrated CMSs with built-in source equipment mature in the long-term, the growth of markets for individual pieces of content source equipment is expected to diminish. However, the low-end of the general aviation market will sustain revenues from the sales of source equipment, dampening the long-term impact of this market restraint.

Slow Acceptance of Airborne Broadcast Television Restrains Growth in the
Short-Term

While Business jets have become the early testbeds for the in-flight television, many business jet owners are still apprehensive about buying into the trend early in the product's development: However, by the very nature of the business jet owner, having the latest and greatest aboard one's aircraft will render this restraint's impact at a medium level in the short-term.

Worldwide General Aviation IFE: Sub-segmentation

The worldwide general IFE market is broken down into three subsegment levels:

        >> Cabin Management Systems;
        >> IFE Source Equipment; and
        >> In-flight Telecommunications.

As the following bar chart illustrates, cabin management systems are anticipated to represent the lion's share of the aggregate general aviation IFE and passenger communications market throughout 2008. Backing up a bit, cabin management systems accounted for 64 percent market share in 2001: The market is expected to lose market share to in-flight telecommunication equipment in the late 2000s. In 2008, cabin management systems are expected to represent 57 percent market share, while IFE source and in-flight telecommunication equipment are anticipated to account for market shares of 15 percent and 28 percent, respectively.

(Graphic Omitted) - "Worldwide General Aviation IFE and Passenger Communications
Industry: Market Segment Forecast, 2004 - 2008 (Millions$)"
                     Please Contact The Company For A Copy

Cabin Management Systems

The cabin management systems (CMS) market subsegment includes the equipment manufactured and assembled to control systems that integrate various IFE options on a general aviation aircraft. These systems are often designed to incorporate other cabin electronics - such as lighting - into a single control CMS.

Driven largely by a healthy aftermarket and a surge in business jet production in the late 1990s, the CMS market subsegment grew relatively rapidly. The rapid growth carried through 2001 where large order books for general aviation manufacturers meant that aircraft production continued at a high rate. The economic downturn, coupled with market maturity, is expected to rapidly slow the growth rate of this market subsegment. Though, between 2002 and 2008, the market is projected to experience a CAGR of 6.2 percent, reaching a market size in revenues of $157.8 million by 2008.

General Aviation IFE Source Equipment

The general aviation IFE source equipment market focuses on the market for independent audio and video source equipment sold to the end-user. Revenues are derived from direct unit sales to general aviation aircraft owners and operators and general aviation IFE installers/dealers.

Many in the general aviation sector are purely interested in equipping their aircraft with singular audio and video entertainment units. This creates a market for head-end source equipment not included in cabin management systems.
The market for such equipment in 2001 amounted to $24.1 million, marking a growth of 16.5 percent over 2000. The market reached a projected value of $27.7 million in 2003, according to Frost & Sullivan. Between 2002 and 2008, the market is expected to advance at a CAGR of 7.3 percent, reaching revenues of
$41.8 million by 2008.

General Aviation In-flight Telecommunications

Included in this subsegment are the hardware and services involved in in-flight telecommunications, telephone handsets and telephony services for voice communications, Ethernet infrastructure and data communications services, and live broadcast or satellite-based in-flight television.

A relatively mature market sector in the IFE industry, voice telecommunications have been available for business jet applications for more than ten years:
However, the advent of commercial satellite communications, the use of electronic facsimiles, and widespread use of e-mail and the Internet has broadened the market for in-flight telecommunications considerably.

Already a relatively mature market sector in the IFE industry, in-flight telecommunications generated revenue of $32.3 million in 2001. Frost & Sullivan estimated that the market reached a value of $40 million in 2003. Despite economic pressures that are hampering growth in other segments of the IFE market, growth in the market for general aviation in-flight telecommunications is expected to continue growing through the short-term, albeit at a much more mature rate than in recent years. By 2008, the market is expected to amount to
$75.9 million in revenues, marking a CAGR of 11.6 percent between 2002 and 2008.

During the mid-2000s, the market will experience slightly faster growth because of the more widespread use of in-flight data communications by business jet travelers and the expected capability of using cell phones in-flight. In addition, satellite delivered content is a growing portion of this market, beginning with in-flight television applications and soon spreading to other in-flight audio and video options.

U.S. Airline Security Market

The airline industry was arguably the transportation segment hardest hit by the attacks of September 11, 2001. The fact of four U.S. airplanes being hijacked by terrorists, which resulted in the deaths of thousands of people, was a major wake-up call to the industry - and indeed to the country - that current security measures were not sufficient to handle current and future security threats.

What has developed from this incident is a major investigation and overhaul of the homeland defense concept, including the transportation segment. In October
2001, the Transportation Security Administration (TSA) was born, an entity designed to oversee and ensure the safety of the country's transportation systems, although to date it has focused largely on the airline segment of the transportation industry. The resulting measures, besides achieving the goal of increased security of the nation and protection of its inhabitants, is expected to greatly expand the market potential for a variety of security devices.

Optimism is Returning

According to the Airports Council International - North America (ACI-NA), more than 1.34 billion passengers traveled the North American skies in 2003. Both passenger traffic and cargo grew slightly by 0.6 percent and 0.9 percent respectively, while total operations decreased 2.4 percent. North American passengers are returning to air travel and many air carriers continue to add flights in markets across the U.S. and Canada. These are positive trends, but many airports are having different experiences: Some are fortunately above 2000 traffic levels and must deal with airside and terminal (landside) congestion, while focusing on improvements to passenger services. Yet other airports and communities are still reeling from capacity reductions in their markets and are putting improvement and growth projects on hold and are concentrating on attracting additional air service. Airlines, airports, and associations are relying on the government to meet its responsibility to provide adequate security in all areas of air travel.

Transportation Security Administration - Aviation

The TSA is actually one of four agencies that comprise the U.S. Department of
Homeland Security (DHS). The DHS encompasses many areas and agencies. The most significant departments assigned to processing and protecting the flow of people and materials into and across the United States are the U.S. Coast Guard,
Customs Service, the TSA, and the Immigration and Naturalization Service (INS).
For air travel alone, the TSA estimated that in 2003 there were 730 million people traveling on commercial aircraft along with approximately 700 million pieces of baggage being screened for explosive contents or residue.

The different faces of airport security have been constantly changing since 9/11 and the DHS has been slowly forming and coming together. At times, airport operators, airlines, service providers and the air transport industry in general have felt that there is no road map from which to seek guidance from. Yet security in all its forms is improving, growing, and constantly learning.

The market potential for providing airport security and operational upgrades is great: Many airports were built prior to the stringent security requirements that exist today. These may be large international or small regional airports, but all need assistance in one form or another. Airport associations provide assistance in locating providers for consulting IT implementation, and many other services.

DHS Funding Trends

The total DHS FY2005 funding amount is $40.2 billion, an increase of $3.6 billion or 10 percent over the FY2004 level. Funding has increased year over year from DHS and various directorates have established funding for airports, as they deem necessary. The Aviation Security portion for FY2005 is $5.29 billion, is an increase of $892.0 million - or 20 percent - over FY2004. The CAGR during
2003 and 2004 is 6.8 percent and is prior to a significant funding increase in
FY2005. For the period between 2003 and 2009, DHS funding will increase at a
CAGR of 6.8 percent.

(Graphic Omitted) - "DHS Funding Forecast for TSA Aviation Security: United States,
2003-2009"
                     Please Contact The Company For A Copy

Aviation screening operations (i.e. screening passenger and luggage) will account for the greatest allocation of funds through 2009, reaching more than $6 billion by 2009. Between 2004 and 2009, this program will grow at a CAGR of nearly 10 percent, according to Frost & Sullivan.

(Graphic Omitted) - "DHS Funding Forecast for TSA Aviation Security Forecast: By
Agency & Program, Aviation Screening Programs"
                     Please Contact The Company For A Copy

The DHS aviation security regulation and enforcement program is expected to account for a much smaller percentage of the aggregate TSA aviation security budget. Between 2004 and 2009, this program is anticipated to grow at a CAGR of nearly 2.7 percent. In 2003, roughly $447 million was allocated to this program:
In 2005, approximately $337 million is expected to be devoted to this program.
However, budgeted allocations are expected to total $438 million by 2009. The following table illustrates this program's projected funding budget between 2005 and 2009.

(Graphic Omitted)- "DHS Funding Forecast for TSA Aviation Security: Aviation Security
Regulation and Enforcement, 2005-2009"
                     Please Contact The Company For A Copy

The transportation security enterprise program accounts for the smallest portion of DHS funding: However, funding dispensed to this program is expected to advance the fastest, with a projected CAGR of 11.1 percent between 2005 and
2009. By 2009, Frost & Sullivan expect that the DHS' transportation security enterprise program will reach funding of roughly $191 million nationwide.

(Graphic Omitted)- "DHS Funding Forecast for TSA Aviation Security: Transportation
Security Enterprise, 2005-2008 (Millions$)"
                     Please Contact The Company For A Copy

Summary

The IFE industry has come a long way since 1925, when the first black and white silent film was shown in a World War I Handley-Page bomber converted for commercial passenger use. Today, airplane passengers do more than watch pre-selected movies in color: Very soon passengers will sit in their seats, watching a movie on demand, or make hotel or rental car reservations in advance from their aircraft seat.

The aggregate IFE market grew less than one percent in 2001, reaching a value of roughly $2.16 billion. The market reached a projected value of $2.22 billion in
2003. Economic recession and the attacks of 9/11 severely impacted the commercial aviation segment for IFE in 2001, which temporarily boosted the general (business) aviation. In the long-term, commercial demand for IFE will significantly outpace business aviation demand.

Despite less than stellar growth in the past, the total IFE market is poised to rebound in the near-term, as well as in the distant future. Growth will be driven by numerous factors, including the installation of IFEC systems in new aircraft and by retrofitting existing aircraft every five to ten years. Between
2001 and 2008, the worldwide IFE and passenger communications market is expected to grow at a CAGR of 7.3 percent. In the near-term, the market is expected to reach a value of $2.5 billion by 2005, and, by 2008, the market will generate nearly $4 billion in revenue.

The commercial aviation segment is expected to
reach approximately $4.1 billion in revenues, marking a CAGR of 10.3 percent between 2002 and 2008. In contrast, the general aviation experience positive growth, albeit a slower pace than its commercial counterpart (CAGR of 7.6 percent). Between 2002 and 2008, Frost & Sullivan forecasts the general aviation
IFE market will reach $275 .6 million by 2008.

Regionally speaking, the North American region is by far the largest and most prominent market for IFE. Although this region will account for the lion's share of the market through 2008, it will continue to lose market share to a growing
European and Asia/Pacific market. By 2008, North America is expected to command a 41 percent market share.

Technological advancements in in-flight communications really help pave the way for the airline security industry. Advancements in in-flight communication devices will help airplanes better communicate with its crew, as well as survey its passengers. Between 2003 and 2009, DHS funding for aviation security will increase at a CAGR of 6.8 percent, reaching nearly $6.9 billion in 2009.
Aviation screening operations (i.e. screening passengers and luggage) will account for the greatest allocation of funds through 2009, reaching more than $6 billion by 2009.

                       World IFE and Passenger Communications Market Industry Summary

               2001 Period                            Value                            Source

            Historical Growth                      10.75% CAGR                    Frost & Sullivan
               (1998-2001)

               Market Size                     $2.16 billion (2001)               Frost & Sullivan

          Projected Market Size                $3.56 billion (2008)               Frost & Sullivan

          Long-Term Growth Rate                     10.1% CAGR                    Frost & Sullivan
               (2003-2008)

  Historical and Projected Growth Rates             7.2% CAGR                     Frost & Sullivan
           Combined (2001-2008)

       Market Share Forecast (2008)      [OBJECT OMITTED]

The preceding was taken in part, or in whole, from Frost & Sullivan, the World
Airline Entertainment Association, the U.S. Department of Homeland Security, and
the Transportation Security Administration.

4. ECONOMIC ADJUSTMENTS - RECAST FINANCIAL STATEMENTS
________________________________________________________________________________

To arrive at a valuation for SWYC, an analysis was necessary to evaluate trends and to give a comparison with similar companies in the relevant industry. In addition, an analysis of the individual accounts was made to reflect any necessary financial adjustments (see Exhibit II - Recast Balance Sheet and
Recast Income Statement). The new economic balances and results of operations were compared with the same industry grouping of companies. To simplify the results of these steps, and to provide a more meaningful presentation, the
"before" and "after" restatement comparisons of the Company's trends and the operational results are presented. The results are found in the section entitled
Comparative Analysis of the Company.

Recast Income Statement Adjustments

Income adjustments are made to arrive at a more representative economic income for the Company. In converting historical cost net income to a revised economic net income, several factors need to be considered. Some of these factors include, but are not limited to:

        >> The incorporation of Generally Accepted Accounting Principles
           (GAAP)
        >> Accrual accounting over cash basis accounting (where appropriate)
        >> Timing differences
        >> Related-party transactions
        >> Obsolete equipment
        >> Unusual or nonrecurring items

        >> Collection ability of accounts receivable
        >> Conversion of inventory to replacement cost on the balance sheet
           ("first in first out" - FIFO - is preferred over "last in last out" - LIFO)
        >> The add back of distributions (which are part of earnings)
        >> Income tax estimates that "attach to income" (as in the case of
           "S" corporations, limited partnerships, and limited liability companies)

Controlling adjustments are often made for the following reasons:

        >> There is excess compensation to the owners that would not be required if the management function were separate from the ownership function;
        >> There are excess expenses that may not be required to operate the business; and
        >> There are necessary expenses that were understated, and adjustments may be required to increase the expenses (and vice versa where certain expenses may have been overstated).

However, since the Company is in the Development Stage, none of the above economic adjustments exist as of yet, and are not likely to exist until the
Company commences significant operations and revenues.

Recast Balance Sheet Adjustments

Recast Balance Sheet adjustments were made to accommodate the changes on the
Recast Income Statement. The Income Statement resulted in no change in net income (loss) or ($1.28 million) for fiscal 2003, ($21.82 million) for fiscal
2004, and ($6.27 million) for the three-month period ended July 31, 2004.

Adjustments that affected the Balance Sheet included a reduction in shareholder loans and related party loans. The shareholder receivable and payables were reclassified to stockholder's equity because the amount owed to or from the
Company from or to the owner(s) (and, in some cases, employees) were not transacted at arm's length. These amounts represented risk capital similar to additional paid-in capital. Thus, shareholder receivables of $11,000 for 2004 and for the three-month period ended July 31, 2004, as well as payables of
$264,000 in 2004 and $1.703 million for the three-month period ended July 31,
2004, are reduced to zero and reclassified to shareholders equity.

Economic cash flow to equity (deficient) for the historical period is not classified relevant during the Development Stage.

5. COMPARATIVE ANALYSIS OF THE COMPANY

To estimate the economic future benefits of a subject company, it is important to form judgments about the subject company's health and its related potential for future earnings. Such judgments largely determine discount rates, capitalization rates, and the probability of achieving the forecasted future benefits.

A comparative analysis compares SWYC with similar companies on the basis of comparative characteristics to determine SWYC's profile relative to those of comparable companies in aggregate. The analysis generally focuses on:

        >> Quantative considerations (which include financial performance and other quantifiable data) and
        >> Qualitative considerations (including any factors that are expected to impact future financial performance and investors'
           interpretations of the financial results).

Securities analysts, investors, and lenders use financial ratios to provide a quick indication of the health of a business. However, they can yield relevant answers only if compared with a standard. By themselves, ratios may be interesting from an academic perspective, but unless relevant comparisons can be made, they will not bring new information to the Indication of Value process.
Comparisons may be made against other companies' ratios, stock market averages, industry guidelines, lender policies, alternative investment opportunities, widely accepted standards, or (especially when valuing a closely held company)
an investor's personal experience.

Although ratio analyses can certainly be used to augment the Indication of Value of a business, it should not be assumed that financial ratios could be used to make investment decisions. Lender, for example, frequently look to indicators to provide early warnings that debtor companies are in trouble. (Such indicators include the number of days that sales are receivables, the days inventory is in payables, the quick ratio, and the debt-to-equity ratio.) Other ratios are useful for quantifying the functional relationships that form the basis of forecasting.

However, financial ratios can be very misleading, even when compared to valid standards. The reason is relatively simple: ratios reflect the condition of a company at one point in time. Even income and expense ratios that span an entire accounting period reflect conditions prevailing only during that period. Any number of events could cause a company's financial performance to go off track in one year. Floods, labor strikes, fires, significant research and development expenditures, the failure of a large customer, a leveraged buyout, etc., could cause a deterioration of financial performance for a given period.

5.1 Profitability and Management Effectiveness

        >> Gross Profit to Sales
        >> Net Income to Sales
        >> Return on Assets (ROA)
        >> Return on Equity (ROE)

Profitability and Management Effectiveness ratios measure the overall performance of a company and quantify its management efficiencies. They represent an overall evaluation of the return on sales and investment.

5.2 Financial Strength

        >> Current Ratio
        >> Quick Ratio
        >> Net Working Capital ($000)
        >> Debt to Equity
        >> Current Debt to Equity
        >> Interest Coverage
        >> Fixed Assets to Long-Term Debt

Financial strength ratios are a measurement of the cash or equivalents available for satisfaction of bills, expenses, and other obligations of a company as they come due. Simply stated, they illustrate a firm's ability to meet its immediate cash needs.

5.3 Efficiency

        >> Accounts Receivable Turnover
        >> A/R Days Outstanding
        >> Inventory Turnover

        >> Days in Inventory
        >> Operating Cycle
        >> Assets Turnover
        >> Sales to Working Capital
        >> Fixed Assets to Net Worth
        >> Sales to Fixed Assets

Efficiency ratios are also known as "activity ratios." They measure the liquidity of specific assets and the efficiency in managing those assets. These ratios provide an indication of the effectiveness of both credit and collections policies and the speed with which a firm's inventory is turning over.

5.4 Assessment of the Company's Operations

The Company is in the development stage and has not yet commenced formal operations; thus a comparison to the industry and the drawing of preliminary conclusions from this comparison is premature. However, we have included the industry averages for Companies from $50 to $100 million revenue range in the different categories mentioned above for use in arriving at preliminary assumptions in the next section.

6. DEVELOPMENT OF PRELIMINARY CONCLUSIONS

In this report, we have performed the following:

        >> An overall economic analysis;
        >> An analysis of the Company's industry;
        >> An analysis of the Company's financial position and outlook;
        >> A comparative analysis of the Company in its industry;

        >> A restatement of the Company's financial position and outlook to more meaningful historical economic financial statements; and
        >> A comparative analysis of the Company with the same industry grouping of companies after restatement

Using the results of these analyses, we can now reach several conclusions, prior to applying industry-accepted valuation approaches and methods.

6.1 Determination of the Discount Rate of Cost of Capital

The cost of capital for any given investment is a combination of two basic factors:

        >> The risk-free rate (the rate of return available in the market on an investment that is free of default risk); and
        >> The premium for risk (the expected rate of return over and above the risk-free rate to compensate the investor for accepting the risk).

There are various methods of determining discount rates. One of the most popular methods is the Build-Up (Rate) Method. This method attempts to determine the cost of the capital or return required to attract the market to an investment.
(The "market" is defined as the universe of investors who are reasonable candidates to provide funds for a particular investment.)

A company does not set its own cost of capital; it must go to the market to discover it. The cost of capital or rate of return required will vary from company to company and will depend on the company's level of risk as perceived by the market. The rates of return required for common levels of risk investments can be determined directly from the market and other empirical data.
Risks that are unique to a specific company, on the other hand, may be difficult to determine and may be even more difficult to translate into required rates of return or costs of capital. The latter portion, the specific company risks, will therefore be estimated and involve the valuer's professional judgment.

To determine the required rate of return or cost of capital for the Company, a valuer must consider the levels of risk involved and what those levels would command in the marketplace. The Build-Up Method (see Exhibit IV - Discount Rate
Build-Up Computation), which divides these elements of risk into separate categories, is an appropriate method for arriving at the aggregate cost of capital for any company.

The first three categories of risk and return consist of the riskless rate, the general equity risk premium, and the small company risk (size premium), which can be determined directly from the market or from empirical data over a long-term period. From Ibbotson's 2003 Yearbook (a compilation of investor returns from 1926 to the present), we have determined the riskless rate to be
5.1 percent, the general equity risk premium to be 6.2 percent, and the small company risk to be 6.1.

The final category of risk is the specific company risk. This risk addresses unsystematic risk and the specific benefits and concerns of the Company, as well as the risk associated with the successful execution of the Company's business plan.

The total discounted rate is categorized under two milestones:

        >> Milestone I: The total discount rate of 62.5 percent (an estimate representing the midpoint between 100 percent and 25 percent, the build-up discount rate which including the small company premium)
           assumes that two conditions are met:
                o The Company has adequate funding and working capital,
                  allowing it to achieve the growth set forth in the Company's pro forma forecasts (discussed later in this section); and

                o The initial stages of business development are consistent with the management's expectation. This scenario is
                  designated as "Milestone I."

        >> Milestone II: The discount rate is reduced to 19 percent (an estimate representing the 25 percent, which is the build-up discount rate less the small company premium) once two conditions are met:
                o The Company has obtained its funding requirements; and begun operations consistent with managements expectation; and
                o The uncertainty in the Company's forecasts is reduced
                  through demonstrating the Company has actually produced the results estimated by the management.

This scenario would be achieved through the successful execution of business plan and the successful demonstration of operational performance and financial strength of the Company, as represented in the Company's business plan. This scenario is designated as "Milestone II."

The total cost of capital or discount rate (i.e., the sum of the categories of risk) after all milestones have been achieved was estimated at approximately 19 percent (see Exhibit IV - Discount Rate Build-Up Computation ).

6.2 Estimating Future Benefit to the Owners

The value to the owner(s) of a going concern can be defined as the present value of future benefits discounted for the appropriate level of risk. After establishing the discount rate, it is crucial when determining the value to ascertain the future benefits of owning and operating a business enterprise.

Before determining the amount of future benefits, it is important to establish the type of benefit that applies. Some of the different types of benefits, among others, are the following:

        >> Income from operations (IO)
        >> Net income (NI)
        >> Earnings before interest and taxes (EBIT)
        >> Earnings before taxes (EBT)
        >> Cash flows from operations
        >> Discretionary cash flow
        >> Cash flow to equity
        >> Cash flow to invested capital

The parties seeking Indication of Value often define the type of benefit. Where this is not the case, the type of benefit may be dictated by the valuation method used. For instance, certain methods require the use of operating cash flow, cash flow to invested capital, net income after tax, etc.

The purpose of the estimated value may also dictate the most appropriate measure of owner's benefit. For instance, an estimate of value report for the purpose of securing debt financing would benefit most from a cash flow analysis of cash flow to equity and most likely cash flow to invested capital, since the subject's debt is part of the company's capital structure. This analysis can demonstrate the prospects for paying back the debt over a future period and can arrive at a value while incorporating the payback of the proposed debt.

For both valuation and capital investment project selection, net cash flow is the measure of economic benefit on which most financial analysts prefer to focus today. Net cash flow to equity capital is defined as follows:

                        Net income (after tax)

                        + Noncash charges (e.g., depreciation, amortization,
                          deferred revenue, deferred taxes)
                        - Capital expenditures*
                        - Additions to net working capital*
                        = Net cash flow to equity capital
                        *Only amounts necessary to support projected operations

Net cash flow to invested capital is defined as follows:
                        =   Net cash flow to equity capital (from above)
                        +/- Reverse changes in long-term debt (subtract cash
                            from borrowing and add repayments)
                        +   Interest expense (net of the tax deduction resulting
                            from interest as a tax-deductible expense)

6.3 Estimating Future Earnings

The value to the owner(s) of a going concern can be defined as the present value of future benefits discounted for the appropriate level of risk. After establishing the discount rate, it is crucial in the determination of value to ascertain the future benefits of owning and operating a business enterprise.

Using history to predict the future may be appropriate with some business situations and may be more difficult with others. Where a company does not use budgets and forecasts internally that have demonstrated consistent results, ascertaining the future can become a difficult task. When the historical performance has demonstrated a trend or pattern, that trend or pattern can be used as a tool to predict the future. A historical trend may be obvious or may be difficult to determine without the use of statistical formulas.

The objective in determining a trend based on historical performance is to determine the confidence level of predicting the future. Based on an analysis of historical performance, part of that performance is random, and another part is a recurrence of the past that will return with the mere passage of time. If the historical performance is more random over time, then the trend is weaker. If the performance relationship is less random over time - or more repetitive -
then the trend is stronger.

6.4 Determination of the Applicable Forecast Method

There are several forecast methods used in the determination the future level of economic benefit (earnings, cash flow, etc). The applicability of each method is selected based on (1) whether there is a pattern in the past earnings history, or (2) whether it appears that an existing pattern cannot be reasonably expected to continue. The forecast methods referred to above consist of the following:

        >> Unweighted Average Method - Most appropriately used when there is no apparent pattern in the past earnings history, or it appears that an existing pattern cannot be reasonably expected to continue.
        >> Weighted Average Method - Most appropriately used when there appears to be a general pattern of historical earnings and where the most recent period(s) appear(s) to be most representative of the future.
        >> Trend Line Static Method - Most appropriately used when past earnings and growth trends are reasonably expected to continue.
        >> Trend Line Projected Method - Most appropriately used when past earnings and growth trends are reasonably expected to continue.

        >> Projected Growth Rate in Earnings/Cash Flow Method (includes several variations) - Most appropriately used when historical earnings indicate an exponential curve in growth and the trend has a high probability of continuing.
        >> Company Pro Formas and Forecasts - Most appropriately used when the subject company has provided reasonable forecasts that incorporate past trends with future events, transactions, and expectations.

In some cases, a subject company provides pro forma financial statements that incorporate past trends, along with expectations that consider all facts that are known or are knowable at the time of submission. These performance estimates would be the most appropriate if there is an extremely high confidence level in estimates becoming reality with the passage of time. Relying on them would then be the most appropriate way to determine the future economic benefit of the subject company. Pro formas prepared often utilize different aspects of each of the above forecast methods in different areas, depending on the existence of trends and the likelihood of their recurring. The Company, does not have past experience to draw from and therefore the future estimates will earn credibility as the future performance is proven in the future.

6.5 Pro Forma Forecast

The included pro formas forecast of the revenues under an aggressive growth and moderate growth scenarios which the Company believes are likely to be achieved.
Several factors must be considered: (1) SWYC's positioning in the industry; (2)
its strategic partnerships that are under development; (3) representations of both demand for the Company's products and the ability to market the product(s).
All of these factors could result in the kind of growth that SWYC expects in the future and could result in the kind of revenues forecast by the Company , assuming the Company's expectation of the willingness marketplace to accept the
Company's product offering is proven in reality as the Company proceeds.

Assuming $7 million in equity funding is available and an additional $38 million in debt or equity funding is available as needed by the Company (assumed to be by January 2005), the Company forecasts revenues commencing in January 2005.

General Assumptions on Market Penetration

With significant advantages with the Company's technology and proposed product lines, the Company believes that - along with the recent moves by the airline industry to improve services on board - there is significant demand for the
Company's product offerings. With a gradual build up on installed systems and a conservative view over the next five years, the Company expects to have 11 systems installed and operational, beginning January/February 2005 through April
2005. The Company expects to operate an average of 28 installations in 2006; 300 in 2007; 700 in 2008; 1,000 in 2009; and 1,500 in 2010. With an estimated 140 seats per aircraft, a load factor of 75 percent per flight, the Company estimates that an install base of approximately 105 passengers per aircraft.
Assuming an average of four flights per day and an annual yield of 350 flying days a year, the Company estimates that the annual passengers for the later four months of fiscal 2005 will yield 1.617 million passengers; 4.116 million passenger for 2006; 44.1 million passengers for 2007; 102.9 million passengers for 2008; 147 million passengers for 2009; and 220.5 million passengers for
2010.

                                                 General Assumptions

      Description              2005          2006           2007             2008             2009            2010

Aircraft installed per          11            28             300             700             1,000            1,500
         year
 Total available seats        1,540          3,920         42,000           98,000          140,000          210,000
     installed A/C
   75% Daily Ad load          1,155          2,940         31,500           73,500          105,000          157,500
 factor A/C installed
  Daily ad pax load 4         4,620         11,760         126,000         294,000          420,000          630,000
      daily flts
  Annual Passengers @       1,617,000      4,116,000     44,100,000      102,900,000      147,000,000      220,500,000
     350 Days/Year

Advertising Revenue

Advertising Revenue is expected to become a major source of revenue for the
Company. It is anticipated that for each 1,000 passengers, (commonly referred to as CPM, the rate or price per 1000 page views) the CPM rate times six 26 second advertisements per hour, with an average flight averaging three hours, would generate an advertising revenue of approximately $436,590 for 2005; $1.11 million for 2006; $11.91 million for 2007; $27.78 million for 2008; $36.69 million for 2009; and $59.54 million for 2010, detail as follows:

Internet Fees and Pay per View Movies

A conservative level of participation of internet and pay per view movie goers is estimated at five percent of the passengers. Passengers will be offered a package price for both of these services of $10. Thus, $10 times the estimated annual passengers above is forecast to result in internet revenue of $404,590 for 2005; $1.03 million for 2006; $11.03 million for 2007; $25.73 million for
2008; $36.75 million for 2009; and $55.13 million for 2010.

The balance of the $10 fee of $5 will then go towards the pay per view whether or not the passenger uses it.

Security Revenue

With the capability of onboard live video monitoring inside of each flight, the
Company believes that the Office of Homeland Security will seek to have access, in addition to the live updating of the black box information that would be advantageous to the NTSB (National Transportation Safety Board) and the air
carrier. Based upon proposed bipartisan legislation, the Company has estimated that a fee be charged for every passenger on the installed aircraft. Thus, security revenues are forecast at none for 2005; $3.58 million for 2006; $38.38 million for 2008; $127.89 million for 2009; and $191.84 million for 2010.

Other Revenue

The Company has forecast for additional revenues from contract repair and for the upgrading of its existing product line, which the Company recently purchased. The The product is forecasted to generate revenues of $3.93 million for 2006; $5.6 million for 2007; $5.73 million for 2008; $6.63 million for 2009;
and $6.88 million for 2010. Contract repair is forecast at $208,000 for 2005;
$416,000 for 2006; $1.44 million for 2007; $1.5 million for 2008; $1.6 million for 2009; and $2.5 million for 2010.

Thus, with $288,000 in revenues for the three-month period ended July 31, 2004, total revenues are forecast at $1.74 million for 2005, $11.09 for 2006, $79.36 million for 2007, $175.98 million for 2008, $249.3 million for 2009, and $371 million for 2010.

Assumptions of the Pro Forma Income Statement

For the initial two years of operations, Cost of Goods Sold (COGS) will achieve a desirable relationship with sales. After reaching full operations and growth periods beginning in 2007, COGS is estimated at 26 percent of sales for 2007 through 2010. Thus, COGS is forecast at $5.23 million for 2005, $11.19 million for 2006, $20.33 million for 2007, $24.64 million for 2008, $34.51 million for
2009, and $43.47 million for 2010. The estimate includes the direct costs, labor, and materials associated with operating the network.

For the initial two years of operations, Selling, General, and Administrative
(SG&A) will not achieve a desire an attractive relationship with sales. After reaching full operations and growth periods beginning in 2007, SG&A is estimated at 10 percent of sales for 2007 decreasing to three percent by 2010. Thus, SG&A is forecast at $7.24 million for 2005, $6.21 million for 2006, $7.61 million for
2007, $8.49 million for 2008, $9.85 million for 2009, and $11.19 million for
2010.

SG&A expense includes the indirect and fixed costs associated with the marketing and support of the overall network of deployed units. (See Exhibit IV - Pro
Forma Income Statement.)

Other Income

With the equipment the Company will install on each aircraft the Company intends to purchase this equipment and lease it to the airlines. SWYC intends on obtaining a monthly lease fee equal to the total monthly payment on the installment purchase. Thus, the Company has forecast equipment lease income of
$233,000 for 2005, $1.52 million for 2006, $10.65 million for 2007, $31.08 million for 2008, $52.37 million for 2009, and $76.7 million for 2010. A write down of the technology and equipment is included in 2005 as a loss of $2.06 million.

Depreciation Expense

Depreciation Expense is based upon a seven-year life of the capital assets that have been added for the period. Therefore, depreciation expense is estimated to be $600,000 for 2005, $2.77 million for 2006, $13.04 million for 2007, $27.54 million for 2008, $38.94 million for 2009, and $57.47 million for 2010.

The effect of the federal income tax on the income generated has been included after the utilization of the net operating loss carry forward (NOL). Federal corporate tax rates have been utilized and result in an estimated provision for taxes of $2.16 for 2007, $45.02 million for 2008, $68.63 million for 2009, and
$106.81 million for 2010.

Again, assuming funding is made available by January 2005, and assuming that the
Company demonstrates the successful execution of an effective business plan, the
Company's Pro Forma Income after-tax forecast net income (loss) is ($13.8 million) for 2005, ($11.46 million) for 2006, $38.82 million for 2007, $87.45 million for 2008, $133.3 million for 2009, and $207.41 million for 2010.

6.6 Assumptions of the Pro Forma Cash Flows

The Pro Forma Balance Sheet and Cash Flow Statement for the Company were calculated based on the Pro Forma Income Statement and the following assumptions:

        >> Collection days for accounts receivable is based on an average 30 days. Without historical experience, we have selected the industries rate of collecting accounts receivable of 48 days.
        >> Accounts payable days payment is based on 30 days as is the Company's objective.

        >> The Company anticipates raising approximately $7 million in equity capital prior to January 2005. The final structuring of this financing will be determined by the market, associated with the perceived opportunity and risk by the potential investors and the desires of the management.
        >> The Company anticipates additional financing of equity or debt of approximately $38 million, payable over seven years at an eight percent interest rate.
        >> SWYC will undertake significant capital additions $13.54 million in
           2005, $15.2 for 2006, $78.73 million for 2007, $103.8 million for
           2008, $88.23 million for 2009, and $137.97 million for 2010. These additions include the equipment to be leased to the airlines, facilities, and towers that will be maintained to operate the network.

The resulting increase (decrease) in cash generated from future forecasts contained in the Pro Forma Income Statement, Balance Sheet, and Cash Flow
Statement is preliminarily forecast to be $22.31 million in 2005, ($23.15 million) in 2005, $18.29 million in 2006, $67.18 million in 2008, $101.64 million in 2009, and $165.21 million in 2010.

Cash Flow to Equity

The cash flow to equity increase (deficit) - based on the Pro Forma Income
Statement and Pro Forma Balance Sheet and utilizing the cash flow forecast from the Company's forecasts - is expected to be $13.87 million in 2005, ($30.7 million) in 2006, $53.62 million in 2007, $142.37 million in 2008, $140.49 million in 2009, $145 million in 2010, and $156 million in 2011, with years 2009 through 2011 at a stabilized growth of three percent over the previous year and an additional cash flow of the loan payment for the financing loan added in 2011 of $6.5 million, since the loan will be paid off at that time.

6.6 Growth Rate Estimate

The growth rate for the Company may also depend on the continual development and successful execution of effective sales and marketing plan and the pricing of its product in relation to the Company's profitability objectives. Additional factors will also influence future growth rates including the following: (1) the amount of effort that is made to reach budgeted goals for both profit and expense; (2) the periodic comparison of actual results versus budgeted amounts;
and (3) the management's ability to influence the Company to meet budgeted objectives.

With these contingencies and uncertainties in mind, a terminal growth rate of three percent has been selected. This includes a combination of the Company's historical growth rate, the expected industry growth rate, and anticipated economic growth rates which, for the purposes of this report, begin in year
2009.

6.7 Summary

In this section, we estimated the cost of capital for the Company at two major levels of risk:

        >> Milestone I, with a discount rate of 62.5 percent, designating the raising of adequate funds for the Company to begin implementing its business plan; and
        >> Milestone II, with a discount rate of 19 percent, where (after completing Milestone I) the Company successfully executes its business plan and achieves the forecasts set forth.

The cash flow to equity increase (deficit) is expected to be $13.87 million in
2005, ($30.7 million) in 2006, $53.62 million in 2007, $142.37 million in 2008,
$140.49 million in 2009, $145 million in 2010, and $156 million in 2011, with years 2009 through 2011 at a stabilized growth of three percent over the previous year and an additional cash flow of the loan payment for the financing loan added in 2011 of $6.5 million, since the loan will be paid off at that time. We also estimated the terminal growth rate at three percent.

7. APPLICATION OF VALUATION APPROACHES AND METHODS

Valuation methods are grouped under three general valuation approaches: the asset approach, income approach, and market approach. One method may at times appear more appropriate than another, depending on the relative circumstances and availability of information in each particular case. If the analysis and details surrounding the Company are appropriately applied within established valuation methods, much of the subjectivity is eliminated, and the Indication of
Value becomes more of a "science."

When all the standard methods are applied, a range of values develops. Revenue
Ruling 59-60, section 7, specifically states:

        No useful purpose is served by taking an average of several factors (for example: book value, capitalized earnings, and capitalized dividends) and basing the valuation on the result. Such a process excludes active considerati of other pertinent factors, and the end result cannot be supported by a realistic application of the significant facts in the case except by mere chance.

In other words, although several valuation methods may be employed, it serves no useful purpose to use a combination of all or several of them, or to take an average among the methods, to reach the final conclusion of value. The employment of several methods may provide a floor and ceiling and help define the range, but one method will usually have more credibility than others.

7.1 Standard of Value

There are many viewpoints and definitions of value. Often the value of the same object carries different values if viewed from different viewpoints.
Furthermore, the same object may also have a different value from the same viewpoint at different points in time (even without accounting for the interest-generating ability or the earning power of the object at hand).

A seller of a company naturally wants to get as much as he or she possibly can in the event of a sale. An investor wanting to purchase a business would naturally want to acquire it for as little as possible. The point somewhere in between is where the two may meet and both be satisfied with the price. If so, they may then agree upon a payment or receipt of a certain amount of cash, or cash equivalent, to bring about the transfer of ownership of the subject item.

Fair Market Value (FMV)

The term fair market value (FMV) was first officially defined by Revenue Ruling
59-60, .02 section 20.2031-1(b) of the Estate Tax Regulations (section 81.10 of the Estate Tax Regulation 105) and section 25.2512-1 of the Gift Tax Regulations
(section 86.19 of the Gift Tax Regulations 108). The common definition from these sources is:

        The price at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts. In addition, court decisions frequently state that the hypothetical buyer and seller are assumed to be able as well as willing to trade and remain well informed about the property and the market for such property.

Recently, several valuation organizations - including the National Association of Certified Valuation Analysts (NACVA) and the American Institutive of
Certified Public Accountants (AICPA) - came together and reached an agreement on the following definition of FMV:

        The price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm's length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.

Viewpoints, demand, supply, circumstances, and intent of the parties may affect the standard of value to be used. For example, if either of the parties has a compulsion to buy or sell, the FMV definition above is altered, and the standard of value may need to be realigned to be consistent with the situation.

If SWYC were under a compulsion to sell (in order for the owner to take immediate advantage of another business opportunity), the standard of value could be altered from FMV to a Liquidation Value Standard.

Fair Value (FV)

To understand what the expression "fair value" means, the context of its use must be known. In business valuation, the term fair value is a legally created standard of value that applies to certain transactions.

In most states, fair value is the statutory standard of value applicable in cases of dissenting stockholders' appraisal rights. In these states, if (1) a corporation merges, sells out, or takes certain other major actions, and (2) the owner of a minority interest believes that he is being forced to receive less than adequate consideration for his stock, he then has the right to have his shares appraised and to receive fair value in cash. In states that have adopted the Uniform Business Corporation Act, the definition of fair value is as follows:

        "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

Even in states that have adopted this definition, there is no clearly recognized consensus about the interpretation of fair value in this context. However, published precedents established in various state courts certainly have not equated it to fair market value.

Within the valuation profession, the strictest definition of fair value of a minority interest is a pro-rata share of a controlling interest value on a non-marketable basis. This definition of the fair value standard would be most appropriate in a case where shareholders of SWYC provided the initial capital to begin operations and their value going into the investment was based on fair value. Therefore, when a shareholder leaves the investment, he should also be treated on a fair value basis.

Investment Value

This is the specific value of an investment to a particular investor, based on individual investment requirements and unique expected benefits. It reflects the circumstances of a particular buyer and seller.

        >> It is often seen in mergers and acquisitions involving strategic buyers, (i.e., those desiring synergistic benefits with the acquired company) and strategic acquisitions.
        >> The only way to apply this standard of value is to view the acquisition from the viewpoint of the acquiring company, where the objective fulfils valuable pieces to complete a greater plan.

Standard of Value for SWYC

According to the above definitions, and considering the purpose of the
Indication of Value, it appears that an FMV is applicable to SWYC.

If the Company were to focus on a buyer that is a consumer of the products and services offered by the Company, and if this proposed establishment could generate enough business to maximize the capacity utilization of the Company's operations, then an Investment Standard would be applicable, as the purchase price by the buyer would be based on a value that is a result of the buyer's position. In the latter case, the Company would not be expected to realize the higher amount on the sale.

7.2 Commonly Used Methods Not Applicable to the Company

Several commonly used methods could not be applied to SWYC, either because the method did not fit the Company's expectations or capital structure, or because market-comparable information did not exist.

The methods utilized under the asset approach consisted of the Adjusted Book
Value Method and the Excess Earnings Method. These are considered hybrid methods and are often classified under the income approach. Although this approach did not produce a valid stand-alone value estimate, a preliminary estimate of the
Adjusted Book Value Method is discussed in Section 7.3.

Methods examined under the income approach consisted of the Capitalization of
Earnings Method, Discounted Earnings Method and/or Discounted Cash Flow Method,
Dividend-Paying Capacity Method, and the Price-to-Earnings Ratio Method. The
Company did not provide Pro Forma Income Statements, which prevented the application of the Discounted Earnings and/or Discounted Cash Flow Method. The
Capitalization of Earnings Method did not apply because the future economic benefit of the Company could not be estimated using a representative year of estimated earnings. The Dividend-Paying Capacity Method and the Price-to
Earnings Ratio Method were not applicable because the Company is in the developmental stage and cannot be compared to mature companies that are currently profitable or returning dividends to shareholders.

Methods examined under the market approach consisted of the Guideline Company
Method and the Transaction (Merger and Acquisition) Method and/or the Direct
Market Data Method. Under the Guideline Company Method, a subject company is compared to the market capitalization of the publicly traded shares of similar
"guideline companies." A search for public guideline companies was conducted, and no public companies were found where their primary business resembles that of the Company's, so the Guideline Public Company Method was not applicable.

Other methods were examined and considered. However, they were not selected in this Indication of Value because they provided a range of values, but were not reliable on their own.

7.3 Asset Approach: Adjusted Book Value Method

This method computes the value of the ownership interest, or the owner's equity, by adjusting the value of the individual assets and liabilities to their individual fair market values. The difference between the adjusted assets and the adjusted liabilities is the adjusted book value. Different premises or viewpoints (such as FMV, replacement cost, liquidation, or going concern) may be employed to value the individual assets or liabilities. These premises are determined by the intent of the owners or ownership group.

The adjusted book value of SWYC - after adjusting the assets and liabilities to a preliminary, tangible FMV or realizable value, which includes a step up in the book value of the DC9 of 2.28 million to reflect its increased value of $7.08 at
July 31, 2004 as has been represented by management - is approximately $4.88 million if assets were liquidated, which assumes that the recorded value of the assets of $9.36 million could be sold for the recorded amount, as adjusted for estimates to reflect the individual FMV of the assets and liabilities (see
Exhibit V - Adjusted Book Value Balance Sheet; formal appraisals are required to substantiate). Since the method is assuming a liquidation value contrary to the
Development Stage status that is structure is based on a going concern premise for the Company, this method is included for illustration purposes only.

7.4 Income Approach: Discounted Cash Flow Method (Two Stage Model)

In the truest application of this method, an earnings estimate is needed for each discrete future period into perpetuity. Since this is not practical, a combination of discounting and capitalization is necessary. Estimated cash flows to equity in the discrete periods are discounted by the appropriate discount rate or cost of capital, and the estimated cash flow for the last discrete period is capitalized by the appropriate capitalization rate.

Under this method, the value for SWYC - utilizing Company's pro forma forecast in the forecasted expected future benefit to the owner - is potentially $68 million an after Milestone I and $625 million after Milestone II, or the follow-through and realization of the Company's business plan according to management's expectations contained herein. (See Exhibit V - DCF Method,
Two-Stage Model.) These values are before DLOM adjustment; see below.

7.5 Market Approach: Transaction (Merger and Acquisition) Method

The spirit of Revenue Ruling 59-60 is frequently applied by the use of the
Transaction (Merger and Acquisition) Method of valuation. Transaction data on similar privately held companies that have sold controlling interests is used in a manner similar to that of the Guideline Company Method. Databases that accumulate transaction data on private companies sold include the Institute of
Business Appraisers (IBA) Database, Pratt's Stats, DoneDeals, and BizComps.
Application of the transaction (merger and acquisition) method was considered premature. The Company is anticipating positive future changes but not yet having achieved the results in reality render the application of pricing multiples versus sale transactions premature in the application of this method.

7.6 Impact on Value of the Deficit in Working Capital

Upon the purchase of the Company, a potential buyer will discover immediately that the Company needs an infusion of working capital to finance operations if the Company is expected to operate in a similar manner to an establishment in the comparable pool of companies, on average

Since the FMV of the Company is one that should not require additional investment, the required additional investment or deficit in working capital should, therefore, be reduced from the value arrived at herein. However, since the pro forma forecasts utilized in this report accommodate the working capital deficit, we have not deducted such deficit from the value contained herein.

7.7 Discount for Lack of Marketability (DLOM)

If the value arrived at represents a premise that is not considered marketable, and if the purpose of the Indication of Value is to arrive at a value that is marketable, then the value should be converted to represent a marketable investment. In the case of a privately held company, a Discount for Lack of
Marketability (DLOM) is often required to adjust for the fact that the privately held company is not as marketable as a publicly traded company (fair market value implies marketability). However, many valuation experts consider a premise of value representing the aggregate control value to be marketable. This would eliminate the need to apply any DLOM.

It is important to note that the fair market value definition of Revenue Ruling
59-60 references the word "price," not "proceeds." Thus, the notion of liquidity must consider only those costs that reduce value, not proceeds or potential proceeds realizable on the sale of the Company. To convert a privately held company to a marketable or liquid form, a measurement of the cost to create liquidity may properly be reduced from the value. This cost can be estimated under two scenarios:

        >> If the Company is sold to multiple buyers (estimating the cost of floating a public offering); and
        >> If the Company is sold to a single buyer (the so-called "Lehman formula" or, for smaller companies, the fees paid to business brokers at an average of 10 percent).

A combination of the costs estimated from both scenarios would seem appropriate.
The average percentage from both scenarios, in a size equal to the Company's value, would be approximately 15 percent (the percentage includes eight to 10 percent for a business brokering commission and five to seven percent for other professional services such as legal, accounting, tax, and valuation services).

7.8 Reconciliation of the Methods Used

As discussed, the Company is anticipated to operate successfully as a going concern, which has eliminated the asset approach as an applicable approach. The market approach's Transaction (Merger and Acquisition) Method was not utilized because the application was considered premature.

The Company reaching its level of expected sales, and using the Discounted Cash
Flow Method (Two-Stage Model) under the income approach, we arrived at an estimate of value of

        >> Potentially $68 million after Milestone I (i.e., the initial funding and initial success of the Company's business plan); and
        >> Potentially $625 million after Milestone II (i.e., the successful initial funding and future results are representative of the Company's current business plan)

Both values are before DLOM adjustment.

7.9 Summary of the Indication of Value

As previously mentioned, the U.S. economy is growing, although not at the levels experienced in the late 1990s. The industry has shown consistent growth in the past and should continue to show similar growth in the future. The Company is experiencing demand for its product offerings and is targeting new markets.

                  Summary and Reconciliation of Approaches and Methods
                                                                                   in ($millions)
                                                       Initial                           After
                                                       Estimate        DLOM*              DLOM

          Market Approach:                               N/A            N/A               N/A

 Transaction (Merger & Acquisition)                      N/A            N/A               N/A
         Guideline Company
           Asset Approach**                              $ 4.9         $(0.7)            $4.1
          Income Approach:
One-Year Capitalization Method W/O Funding               $68           $(10)             $58
DCF (Two Stage) Company's Pro Forma                      $625          $(94              $531

*DLOM on a Controlling Interest is approximately 15%, a minority interest would be at in excess of 30% **Formal appraisal required to substantiate value

Thus, as of July 31, 2004, the Preliminary Indication of Value of 100 percent of the controlling interest of SWYC on a non-marketable basis is as follows;

        >> Going Concern Value Zero before the achievement of Milestone I;
           Liquidation value approximately $4.1 million (after DLOM).
        >> $58 million, ($68 million less the DLOM of $10 million), after the achievement of Milestone I (i.e., the initial funding and initial success of the Company's business plan) with 139.57 million fully diluted shares outstanding at July 31, 2004; $.42 per share; and
        >> $531 million, rounded ($625 million less the DLOM of $94 million), after the achievement of Milestone II (i.e., successful initial funding and future results are representative of the Company's current business plan) and with 139.57 million fully diluted shares outstanding at July 31, 2004; $3.81 per share.

These values are for the FMV, 100-percent controlling interest under the assumptions associated with each. We re-iterate that the value before the accomplishment of either of the milestones is zero. The achievement of the values under Milestones I and II is foreword looking and is entirely subject to the success of the Company in performing according to its current plan of operations.

8. CONSIDERATION OF REVENUE RULINGS

The following is an index to the consideration and relevance of each of the eight major revenue rulings given to the subject company in this report. If the
Ruling is relevant, a reference is made to the detailed discussion in the report. If not an explanation as to why it is not relevant or a statement that it is not applicable accompanies the particular Revenue Ruling.

Revenue Ruling 59-60 required considerations:

        >> The nature and history of the business: The Company is in the
           Development Stage and as such the history and financial presentation has been included from inception. See Section 2.

        >> The economic outlook and the condition and outlook of the industry:
           Economists foresee increased growth, slight increase in inflation, relatively stable interest rates and the possibility of increased risk due to terror concerns. With the consumption of the Company's products on a national scale, national economic forces are a significant determinant of the Company's performance. The industry has undergone reductions in manufacturing costs with outsourcing and the increased manufacturing overseas, see discussion in Section 3.

        >> Book Value: As opposed to market value, book value is concerned with historical cost only and is best utilized under a liquidation premise as opposed to a going concern premise. Since the presentation is limited and does not consider goodwill or intangible assets it is not considered relevant to a Company who's value is derived from the future expected benefit in owning the Company. Therefore, book value and/or adjusted book value are not considered relevant to the determination of value for the Company.

        >> Financial Condition: The Company has inadequate working capital and is in need of financing.

        >> Earning Capacity: We utilized cash flow to the equity owners as the most representative indication of benefit to the owners. See section
           6.2 through 6.5.

        >> Dividend-Paying Capacity: As a "C" corporation, dividends are taxed at both the corporate level and the recipient level, which makes them very expensive. Therefore the Company's policy had been to forego dividends, and as a minority shareholder, a change in this policy is not possible. The dividend-paying capacity is therefore not relevant and did not receive further consideration.

        >> Whether the enterprise had goodwill or intangible value: A determination of the value of goodwill and/or intangible assets was not conducted separately, however, the value arrived at in this report as that value exceeds the tangible asset value is a result of the contribution of the goodwill and intangible assets possessed by the
           Company

        >> Past Sales of Interests: Past private sales of Company's stock and the public trading in the Company's stock is considered speculative with little direct bearing on the estimate of value of the Company.

        >> Market Prices of interests in entities engaged in the same or a similar line of business having their interests actively traded in a free and open market, either on an exchange or over-the-counter: We searched for comparable companies but found none, especially that were in the same comparable development stage of the Company. Discounts for lack of control and marketability were corroborated by market data.
           See sections 7.7

Consideration of other Revenue Rulings and Procedures:

        >> Revenue Ruling 65-192, 193 (Intangible Assets): Not applicable
        >> Revenue Ruling 66-49 (Charitable Contributions): Not applicable
        >> Revenue Ruling 68-609 (Excess Earnings "Formula Method"): Not applicable
        >> Revenue Ruling 77-287 (Lack of Marketability): See Section 7.7
        >> Revenue Ruling 83-120 (Preferred Stock): Not applicable
        >> Revenue Ruling 93-12 (Minority Discounts): Not applicable

9. INDICATION OF VALUE ENHANCEMENT

There are two reasons to own a business entity: (1) to generate current income;
and (2) to build value. Building value is similar to generating current income as a purpose for owning a business in that it capitalizes future income (which is most often estimated from historical results) with the introduction of the elements of risk and growth into the basic equation that computes value. This formula is referred to as the capitalization of earnings formula and is applied in different variations and forms.

The basic formula is:

I x Q               V    where V = Present Value, I = Income, Q =Quality
-----
  R                       and R = Risk

Sometimes referred to as "IRV," this formula can also be used to predict changes in V based on changes in either I or R. Thus, an increase in I would increase V and likewise a decrease in R would also increase V. An increase in I and a decrease in R would have a multiple impact on increasing V.

Increasing I

Adopting a pre-planned net income benchmark as the "first line of expense" into the goals and objectives of a business and implementing them into the firm's operational procedures can ensure that the desired results occur. The development and installation of these procedures have been demonstrated to be extremely effective and may extend past just an accounting and pricing function and the need to develop and refine procedures in the organization as a whole
This is especially true if the Company realizes the power of involving the whole organization in achieving the stated goals through an incentive program(s) that is custom designed to reward the entire organization for the contribution to and achievement of the Company's goals and objectives.

Increasing the Quality of Income

Given the same amount of income over several fiscal periods, which scenario is likely to result in higher valuation estimates: (1) the scenario with random net income and/or cash flow over multiple periods; or (2) the scenario that demonstrates constant growth in earnings/cash flow over multiple periods?

In addition to the latter appearing the obvious selection, there are sound valuation procedures that quantify the impact of the constant growth models, and statistically applying them in the valuation process can obtain a defined confidence level. With the demonstration of consistent growth, forecast methods such as Trend Line Static Method, the Trend Line Projected Method, and the
Projected Growth Rate Method can be utilized. Through the use of statistical analysis, the analyst can quantify the likelihood of forecasted projections to state, (x percentage of the forecasted earnings is attributable to the mere passage of time." Where there is a high confidence level with the forecast and the forecast indicates extremely positive expectations, the capitalization of the future increased performance imputes a higher value today.

Thus, with the same total income over the periods above, it is not surprising to see significantly higher valuation estimate conclusions (up to two times the value!) with the constant growth model and an increase in quality of pre-planned earnings.

Decreasing R

Some business risks are dictated by the market and are not within the Company's control. However, the ability of the Company to respond to outside forces could have a major impact on the increase or decrease in risk from those outside forces. Improving the existing functions of a business can better enable a company to respond to outside forces.

Reducing risk in a business can also be achieved by improving each function that is crucial to business operations (such as improving collection procedures on accounts receivable collections, improving purchasing procedures to take advantage of discounts and lower prices, etc.) Increasing the accountability and responsibility of managers will also likely increase the effectiveness of the entire organization.

Specific Recommendations to Improve "IRV"

The company will need to cause a change to take place in its organization and the methods and procedures utilized in the way it operates its business. The
Company will need to set forth profit goals and goals for the management of its resources in order for the actual results at the end of a period to merely become a historical recap of the implementation of management's intentions.
These results will become the historical representation of the intentions of management; if successful, the intentions will equal the outcome. The establishment of the price to the consumer should mimic the income statement, specifically pertaining to the percentages of COGS and SG&A in relation to sales so that the intention becomes reality. Merging up-to-date information with the management's intentions will help ensure that the follow through becomes reality. A rolling 12-month income statement should be utilized for this purpose so that trends are available immediately, and so adjustments can be implemented immediately in order for the determination of the pricing to mimic the income statement relationships.

Goals and objectives should also be established for the proper management of the
Company's receivables collection, inventory management, and accounts payable as all of these also impact on the cash flow of the Company.

Specific procedures and methods for properly managing all the above are a specialty of the management consulting services offered by International Profit
Services (IPA); additional information is available upon request.

10. ASSUMPTIONS, CONDITIONS, AND LIMITATIONS

The analysis and conclusions in this report are based, in large part, on information furnished by SkyWay Communications Holding Corp. and Subsidiary
("SWYC" of "the Company"). No attempt has been made to verify the accuracy or completeness of this information, and any significant errors in, or omission from, the information furnished would have a corresponding material effect on the analysis and the conclusions derived there from. Therefore, this report presents an estimate of value. An estimate of value is not an opinion of value, and such difference may be material.

The financial statements utilized for Indication of Value purposes included the following:

        >> Unaudited/Compiled financial statements (without representation) for
           2000 through 2002 prepared by Wolfe, Young & Company; and
        >> Management-prepared financial statements for the 12-month period ending December 31, 2003.

Pro forma revenue forecasts for 2004, through 2010. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, financial condition, business or prospects of SWYC since the date the most recent financial statements were made available to us, unless otherwise expressly indicated in this report.

The management of SWYC provided certain proprietary information, as well as other pertinent data regarding recent and proposed operations, for our review and analysis. Interviews were held with key management personnel to discuss relevant company and industry factors. Industry-specific information was also provided, in whole or in part, from sources identified in the Source
Documentation section. While the Advisor obtained said information from sources deemed to be reliable, no attempt has been made to verify the accuracy or completeness of the information provided. Therefore, IPA Advisory & Intermediary
Services, LLC does not guarantee or warranty the correctness or completeness of the information, or assume any responsibility with respect to it and shall not be liable for any loss or injury arising out of or caused, in whole or in part, by the Advisor's negligent acts or omissions in procuring, compiling, collecting, interpreting, reporting, communicating, or delivering said information.

Additionally, no responsibility is assumed for matters legal in nature affecting the property analyzed, nor is any opinion of title rendered. The analysis assumes a marketable title, where applicable, and has been made as though the property is free and clear of liens and encumbrances, except as specifically provided for in the analysis.

Prospective value estimates, as indicated in pro forma statements and future projections, are intended to reflect current investor expectations and perceptions, along with available factual data. They should be judged on the market support for forecasts when made and not whether specific items in the forecast are realized The Advisor has relied upon and assumed, without independent verification, that the financial forecasts and projections provided have been reasonably prepared and reflect the best, currently available estimates of the future financial results and conditions of SWYC. No information has come to our attention to believe that it was unreasonable to utilize and relay upon SWYC's projections as a part of the analysis in forecasting future operating revenues and market conditions and relating future Company value thereto.

This analysis comprises an estimate of value report and does not constitute a formal appraisal, as the term is commonly understood. It should not be used as a substitute for a formal appraisal when such situations or circumstances necessitate the verification of any and all information furnished by the given sources.

This narrative report contains detailed documentation of the premises, the analysis, and the logical basis upon which conclusions were founded. The estimates expressed and the related conclusions developed herein are advisory in nature, and are based on business, economic, market, and other conditions as they existed and were evaluated by us at the date of this report. Before relying upon the results set forth, this report should be read and analyzed in its entirety.

This report is furnished solely for the benefit of Officers and Board of
Directors and SWYC. It may not be, in any way, utilized or relied upon by any other person or for any other purpose without expressed prior, written consent from the Advisor. It is delivered to each recipient subject to the conditions, limitations, scope of engagement, and understandings set forth in this report, and subject to the understanding that the obligations of the Advisor in this transaction are solely corporate obligations. No officer, director, employee, agent, shareholder, or controlling person of the Advisor shall be subjected to any personal liability whatsoever to any individual(s) or corporate entity.

Notwithstanding that some members of the Advisor's staff are accountants and attorneys; the Advisor does not practice law or provide tax services. All legal or tax matters should be discussed with a legal counsel and/or tax advisor.
Contemplating any modification of business ownership should not be attempted without taking into consideration the resulting legal and tax ramifications.

11. SOURCE DOCUMENTATION

                  Associated Press, The
                  50 Rockefeller Plaza
                  New York, NY  10020

                  Bond & Pecaro, Inc.
                  Cybervaluation
                  1920 N. St. N.W., Suite 350
                  Washington, DC  20036

                  Bureau of Economic Analysis
                  Washington, DC  20230

                  Bureau of Labor Statistics
                  Economic Analysis and Information
                  230 S. Dearborn St., 9th Floor
                  Chicago, IL  60604

                  Business Dateline
                  Data Courier
                  620 S. 5th St.
                  Louisville, KY  40202

                  BVResources.com
                  Business Valuation Resources, LLC
                  888.BUS.VALU
                  503.291.7963

                  Cahners Business Information
                  1350 E. Touhy Ave.
                  Des Plaines, IL  60018-3358

                  CEO Express Company
                  35 India St., Third Floor
                  Boston, MA  02110
                  Center for Small Business
                  Chamber of Commerce of the United States
                  Washington, DC  20062

                  Commerce Business Daily
                  U.S. Department of Committee
                  433 W. Van Buren St.
                  Chicago, IL  60607

                  Corporate Information
                   The Winthrop Corporation
                  1000 Lafayette Blvd.
                  Bridgeport, CT  06604

                  Dow Jones News/Retrieval
                  22 Corland St.
                  New York, NY  10007

                  Dun & Bradstreet
                  Industry Norms & Key Business Ratios
                  1 Diamond Hill Rd.
                  Murray Hill, NJ  07974-0027

                  Economic Information Systems
                  310 Madison Ave.
                  New York, NY  10017

                  EDGAR Online, Inc.
                  10635 N. E. 38th Place, Suite B
                  Kirkland, WA  98033

                  Federal Reserve Bank of Chicago
                  P.O. Box 834
                  230 S. LaSalle St.
                  Chicago, IL  60690-0834

                  Federal Reserve Bank of New York
                  33 Liberty St.
                  New York, NY  10045-0001

                  Go2Net, Inc. (DogPile Search)
                  999 Third Ave.
                  Suite 4700
                  Seattle, WA  98104

                  Hoovers Online
                  1033 La Posada Dr.
                  Austin, TX  78752-3812

                  Industry Data Sources
                  Information Access Company
                  11 Davis Dr.
                  Belmont, CA  94002

                  MSNBC Interactive News, LLC
                  1 Microsoft Way
                  Redmond, WA  98052

                  National Economic Development Association
                  1636 R St. N.W.
                  Washington, DC  20009

                  National Small Business Association
                  1604 K St. N.W.
                  Washington, DC  20006

                  Northern Light Technology Inc.
                  222 Third St., Suite 1320
                  Cambridge, MA  02142

                  OCLC Online Computer Library Center, Inc.
                  6565 Frantz Rd.
                  Dublin, OH  43017-3395

                  OneSource Information Services, Inc.
                  300 Baker Ave.
                  Concord, MA  01742

                  Strategis Industry Canada
                  235 Queen St., 198B East Tower
                  Ottawa, Ontario  K1A 0H5

                  Survey of Current Business
                  Bureau of Economic Analysis
                  U.S. Department of Commerce
                  Washington, DC  20230

                  The Dismal Scientist
                  600 Willowbrook Ln., Suite 600
                  West Chester, PA  19382-5500

                  The Wall Street Journal
                  New York, NY

                  U.S. Census Bureau
                  United States Department of Commerce

                  U.S. Department of Commerce
                  Bureau of Economic Analysis
                  Springfield, VA  22161

                  Yahoo! Inc.
                  3420 Central Expressway
                  Santa Clara, CA  95051

________________________________________________________________________________

                             Skyway Communications Holding Corp. and Subsidiary

                         EXHIBIT I - Financial Overview

________________________________________________________________________________
IPA Advisory & Intermediary Services, LLC

                             Skyway Communications Holding Corp. and Subsidiary

EXHIBIT I - Financial Overview
________________________________________________________________________________

               Skyway Communications Holding Corp. and Subsidiary

                                                     Comparative Balance Sheet

For the Years Ended April 30               2003       2004       2005

ASSETS
  Current Assets

   Cash & Equivalents                  $    1         1,698       142
   Accounts Receivable                      2             9       275
   Total Other Current Assets               8           163       695

     Total Current Assets                  11         1,870     1,111

     Total Fixed Assets                   346           998     1,360

      Less: Accumulated Depreciation        -           (92)     (161)

     Net Fixed Assets                     346           907     1,198

           Other Assets                    93         4,196     4,801

Total Assets                           $  449         6,973     7,111
                                       =======      ========   =======

LIABILITIES
  Current Liabilities
   Current Portion Notes Payable       $    -         1,529     1,504
   Accounts Payable                        91           862     2,501
   Accrued Liabilities                     45         1,242       321
   Deferred Rent                            -           174       162

Total Current Liabilities                 136         3,807     4,488

Long Term Liabilities
   Notes Payable - Related Party            -             5     1,444
   Notes Payable - Subsidiaries             -           259       259
Total Long Term Liabilities                 -           264     1,703

Total Liabilities                         136         4,071     6,191

Stockholders Equity:

   Common Stock                             8            14        15
   Additional Paid -in Capital             24        28,450    31,336
   Preferred Stock                                     0.49      0.45
   Deferred Compensation                    -        (1,412)     (565)
   Warrant Receivable                       -           (11)     (236)
   Retained Earnings                       (5)       (1,282)  (23,100)
   Subscription Receivable                           (1,040)     (260)
   Suspense Balance                     1,564             -         -
   YTD Earnings                        (1,276)      (21,818)   (6,271)
Total Equity                              314         2,901       920

Total Liabilities and Equity           $  449         6,973     7,111
                                       =======      ========   =======

________________________________________________________________________________
IPA Advisory & Intermediary Services, LLC

________________________________________________________________________________

                             Skyway Communications Holding Corp. and Subsidiary

EXHIBIT I - Financial Overview

                                                  Comparative Income Statements

For the Years Ended April 30                      2003          2004%       2005%
REVENUE
Gross Sales                                        -              51        100%      288       100%
Cost of Sales                                      -               -          -       203        71%
Gross Margin                                       -              51        100%       85       100%

SELLING, GENERAL, AND ADMINISTRATIVE

Total Operating Expense                          1,282        12,579      24663%    4,206      1462%

INCOME FROM OPERATIONS                          (1,282)      (12,528)    -24563%   (4,121)    -1433%

OTHER INCOME AND (EXPENSE)                          27        (9,158)    -17956%   (2,060)     -716%

EBITDA                                          (1,255)      (21,686)    -42519%   (6,181)    -2149%

Depreciation & Amortization                         21           105        205%       70        24%

Earnings Before Interest & Taxes                 (1276)      (21,791)    -42724%   (6,251)    -2173%

Interest Expense                                     -            27         54%       20         7%

Earnings Before Taxes                           (1,276)      (21,818)    -42778%   (6,271)    -2180%

Provisions For Taxes                                 -             -          -         -         -

Net Income                                       (1276)      (21,818)    -42778%   (6,271)     -2180%

________________________________________________________________________________
IPA Advisory & Intermediary Services, LLC

                             Skyway Communications Holding Corp. and Subsidiary

                        EXHIBIT II - Economic Adjustments

________________________________________________________________________________
IPA Advisory & Intermediary Services, LLC

                             Skyway Communications Holding Corp. and Subsidiary

EXHIBIT II - Financial Overview
________________________________________________________________________________

                             Skyway Communications Holding Corp. and Subsidiary
                                               Recast Comparative Balance Sheet

For the Years Ended April 30              2003         2004           2005

ASSETS

Current Assets

Cash & Equivalents                    $       1     $   1,698       $      142

Accounts Receivable                           2             9              275

Inventory                                     -             -                -

Total Other Current Assets                    8           152              695

 Total Current Assets                        11         1,859            1,111

Fixed Assets

Total Fixed Assets                          346           998            1,360

Less:  Accumulated Depreciation               -           (92)            (161)

Net Fixed Assets                            346           907            1,198

Other Assets                                 93         4,196            4,801

Total Assets                          $     449     $   6,962       $    7,111
                                      ==========    ==========      ===========

LIABILITIES

Current Liabilities

Current Portion Notes Payable         $       -     $   1,529       $    1,504

Accounts Payable                             91           862            2,501

Accrued Liabilities                          45         1,242              321

Deferred Rent                                 -           174              162

Total Current Liabilities                   136         3,807            4,488

Long Term Liabilities

Notes Payable                                 -             -                -

Total Long Term Liabilities                   -             -                -

Total Liabilities                           136         3,807            4,488

Stockholder's Equity

Common Stock                                  8            14               15

Additional Paid-in Capital                   24        28,450           31,336

Subscription Receivable                       -        (1,040)            (260)

Deferred Compensation                         -        (1,412)            (565)

Warrant Receivable                            -           (11)            (236)

Retained Earnings                           153        (1,123)         (22,941)

Suspense Balance                          1,564             -                -

YTD Earnings                             (1,276)      (21,818)          (6,271)

Economic Adjustments:

Current                                       -             -                -

Cumulative                                 (159)         (159)            (159)

Total Equity before B/S Adjustments         314         2,901              919

Adjustments to Equity

Balancing Adjustment

Increase (Decrease) in FMV of A & L           -           (11)               -

Recast Shareholder Loans                      -           264            1,703

Total Equity                                314         3,154            2,623

Total Liabilities and Equity                449         6,962            7,111
                                      ==========    ==========      ===========

________________________________________________________________________________
IPA Advisory & Intermediary Services, LLC

                                                                      Skyway Communications Holding Corp. and Subsidiary

                                                                                             Working Recast Balance Sheet
_________________________________________________________________________________________________________________________

For the years ended April 30:    2003     2003     2003      2004       2004       2004      2004     2004     2004

 ASSETS                                    Adj    Recast                 Adj      Recast               Adj    Recast

 Current Assets                                                                                    7/31/2004

 Cash & Equivalents                1                 1      1,698                1,698       142              142

 Accounts Receivable               2                 2          9                    9       275              275

 Inventory

 Construction in Progress          -                 -

 Other Current Assets:

 Prepaid Expenses                  8                 8        113                  113       317              317

 Note Receivable                                                                             325              325

 Note Receivable-Related Party                                 11       (11)                  11     (11)

 Note Receivable-Employees                                     28                   28        36               36

 Other Receivables                 -                 -         12                   12         6                6

 Total Other Current Assets        8                 8        163       (11)       152       695              695

 Total Current Assets             11                11      1,870       (11)     1,859     1,111            1,111

 Dep for 12-03

 Additions/Dispsals                -                 -

 Fixed Assets, net               346               346        907                  907     1,198            1,198

 Other Assets                     93                93      4,196                4,196     4,801            4,801

 Total Assets                    449               449      6,973       (11)     6,962     7,111            7,111

LIABILITIES                        -                 -

 Current Liabilities

 Current Portion Notes Payable                              1,529                1,529     1,504            1,504

 Accounts Payable                 91                91        862                  862     2,501            2,501

 Accrued Liabilities              45                45      1,242                1,242       321              321

 Deferred Rent                     -                 -        174                  174       162              162

 Total Current Liabilities       136               136      3,807                3,807     4,488            4,488

 Total Long-term Liabilities

 Adjustments to Long-term
      Liabilities

 Notes Payable-Subsidiaries                                     5        (5)               1,444  (1,444)

 Notes Payable-Related Party                                  259      (259)                 259    (259)

 Long-term Liabilities as
      Adjusted                                                264      (264)               1,703  (1,703)

 Total Liabilities                136               136      4,071      (264)     3,807     6,191  (1,703)   4,488

 EQUITY
 Common Stock                      8                 8         14                   14        15               15

 Additional Paid-in Capital       24                24     28,450               28,450    31,336           31,336

 Subscription Receivable                                   (1,040)              (1,040)     (260)            (260)

 Preferred Stock                   -                 -          0                    0         0                0

 Warrant Receivable                                           (11)                 (11)     (236)            (236)

 Deferred Compensation                                     (1,412)              (1,412)     (565)            (565)

 Retained Earnings                (5)     159       153    (1,282)        159   (1,123)  (23,100)      159  (22,941)

 Suspense Balance              1,564             1,564

 Suspense Balance

 YTD Earnings                 (1,276)           (1,276)   (21,818)             (21,818)   (6,271)           (6,271)

 Economic Adjustments:

 Current

 Cumulative                              (159)    (159)                 (159)     (159)              (159)    (159)

 Total Equity before B/S
      adjustments                314               314      2,901                2,901       920               920

 Adjustments to Equity:

 Increase (Decrease) in
      FMV of A& L                                                        (11)     (11)
 Recast Loans to/from
      Shareholder(s)                                                     264       264              1,703   1,703

 Total Equity and after
      Recast Adjustments         314               314      2,901        253     3,155       920    1,703   2,623

 Total Liabilities and
      Equity                     449       -       449      6,973       (11)     6,973     7,111            7,111

________________________________________________________________________________________________________________________
IPA Advisory & Intermediary Services, LLC

                            Skyway Communications Holding Corp. and Subsidiary

                Exhibit III - Ratio Analysis Company vs Industry
           Company is in the Development Stage - Comparison Premature

________________________________________________________________________________
IPA Advisory & Intermediary Services, LLC

                            Skyway Communications Holding Corp. and Subsidiary

                                                                         Transportation and Public
                                                                         Utilities - Air Transportation,
                                                                         Scheduled
                                                                         Companies in Industry Grouping 9
                                                                         Standard Industry Code
                                                                         4512

                                                       2001              2002             2003

Profitability & Management Effectiveness                             Sales From $50 to $100 Million
                                                          Niche Size in Billions                  $2.2

Gross Profit to Sales                                 52.2%              52.0%            51.8%
Net Income to Sales                                    0.5%               .04%             0.4%
Return on Assets (ROA)                                 0.7%               0.6%             0.5%
Return on Equity (ROE)                                 1.5%               1.2%             1.1%
Financial Strength
Current Ratio                                          1.6                1.6              1.6
Quick Ratio                                            1.6                1.6              1.6
Net Working Capital ($000)                           $9,377             $9,306           $9,653
Total Debt to Equity                                   1.1                1.1              1.1
Current Debt to Equity                                 0.6                0.6              0.6
Interest Coverage                                      0.2                0.2              0.2
Fixed Assets to Long-Term Debt                         2.2                2.1              2.0
Efficiency Ratios
Accounts Receivable Turnover                           7.0                7.1              7.5
A/R Days Outstanding                                  52.3               51.3             48.4
Inventory Turnover                                    25.52              25.73            27.02
Days in Inventory                                     14.11              13.99            13.32
Operating Cycle                                       66.4               65.3             61.7
Assets Turnover                                        1.4                1.4              1.5
Sales to Working Capital                               8.4                8.0              8.2
Fixed Assets to Net Worth                              0.8                0.8              0.8
Sales to Fixed Assets                                  3.8                3.9              4.1

________________________________________________________________________________
IPA Advisory & Intermediary Services, LLC

                            Skyway Communications Holding Corp. and Subsidiary

Additions to Working Capital        1,992      (1,581)      (278)     (4,860)      (7,588)     (5,215)     (9,266)
Capital Expenditures               (4,756)     (9,344)   (15,204)    (78,727)    (103,795)    (88,226)   (137,966)
Debt Principal Repayment            1,529      38,047      1,031      50,013       63,576      22,845      47,562
Net Cash Flow to Equity            22,961      13,855     23,151      18,287       67,182     101,637     165,205

________________________________________________________________________________
IPA Advisory & Intermediary Services, LLC